SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OCCAM NETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OCCAM NETWORKS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 21, 2005

To our stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Occam Networks, Inc., a Delaware corporation, will be held on Tuesday, June 21, 2005, at 10:00 a.m., Pacific Time, at our principal executive office located at 77 Robin Hill Road, Santa Barbara, California 93117, for the following purposes as more fully described in the proxy statement accompanying this notice:

1.	To elect six directors to serve until our next annual meeting of stockholders, or in each case until their successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2005 fiscal year;

3.	To approve an amendment to our amended and restated certificate of incorporation to authorize our board of directors to effect a reverse split of our outstanding common stock at any time prior to the date of our 2006 annual meeting of stockholders and based on any of the following ratios: one-for-ten; one-for-fifteen; one-for-twenty; one-for-twenty-five; one-for-thirty; one-for-thirty-five; and one-for-forty;

4.	To approve an amendment to our amended and restated certificate of incorporation to increase the number of shares of our authorized common stock from 750,000,000 to 950,000,000 and the number of shares of our authorized preferred stock from 5,000,000 to 7,000,000;

5.	To approve amendments to our amended and restated 2000 Stock Incentive Plan to (i) increase the maximum number of shares of common stock reserved for issuance thereunder from 55,969,814 to 80,969,814, and (ii) reduce the automatic annual increase in the number of shares reserved for issuance thereunder from five percent to three percent of the total number of shares of common stock outstanding (including shares of common stock issuable upon conversion of all outstanding shares of preferred stock) on the last trading day in December of the immediately preceding calendar year, with no limit on the amount of such annual increase; and

6.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on [                    ], 2005, are entitled to notice of and to vote at the annual meeting. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the meeting will be available for inspection at our executive offices.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please submit your proxy according to the instructions enclosed. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the meeting. If you attend the meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the meeting will be counted.

Sincerely,

ROBERT L. HOWARD-ANDERSON
President and Chief Executive Officer

Santa Barbara, California

[                    ], 2005

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND SUBMIT YOUR PROXY ACCORDING TO THE ENCLOSED INSTRUCTIONS.

OCCAM NETWORKS, INC.

77 ROBIN HILL ROAD

SANTA BARBARA, CALIFORNIA 93117

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY JUNE 21, 2005

GENERAL INFORMATION

The board of directors of Occam Networks, Inc., a Delaware corporation, is soliciting the enclosed proxy from you. The proxy will be used at our 2005 annual meeting of stockholders to be held at 10:00 a.m., Pacific Time, on Tuesday June 21, 2005, at our principal executive office located at 77 Robin Hill Road, Santa Barbara, California 93117.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote, and describes the voting procedures.

We use several abbreviations in this proxy statement. We may refer to our company as “Occam.” References to Occam include Accelerated Networks, Inc., which was the name of our company prior to May 2002. References to “Occam CA” refer to Occam Networks Inc., a California corporation, which we acquired in May 2002 and whose name we adopted after the acquisition. The term “proxy materials” includes this proxy statement as well as the enclosed proxy card or proxy submission information provided by your broker. References to “fiscal 2004” mean our 2004 fiscal year ended December 31, 2004, and references to “fiscal 2005” refer to our 2005 fiscal year which will end on December 31, 2005.

Our board of directors is sending this proxy statement on or about [            ], 2005, to all of our stockholders as of the record date, [            ], 2005. Stockholders who owned our common stock or our Series A-2 preferred stock at the close of business on [            ], 2005, are entitled to attend and vote at the annual meeting. On the record date, we had approximately              shares of our common stock issued and outstanding and              shares of our Series A-2 preferred stock issued and outstanding. Our outstanding shares of Series A-2 preferred stock were convertible into              shares of common stock. We had approximately              common stockholders and              Series A-2 preferred stockholders of record as of the record date. We believe that our common stock is held by more than              beneficial owners and that our Series A-2 preferred stock is held by              beneficial owners.

Classes of Stock and Voting Procedures

As a stockholder, you have the right to vote on certain business matters affecting our company. The five proposals that will be presented at the annual meeting, and upon which you are being asked to vote, are discussed in the sections entitled “Proposal One,” “Proposal Two,” “Proposal Three,” “Proposal Four,” and “Proposal Five.” Each share of Occam common stock you own entitles you to one vote. In accordance with Occam’s certificate of designation of Series A-2 convertible preferred stock, each share of Occam Series A-2 preferred stock is entitled to one vote for each full share of common stock into which the Series A-2 preferred stock would be convertible on the record date and to vote together with the holders of common stock as a single class upon any matter submitted to the stockholders for a vote. As of the record date, each share of Series A-2 preferred stock was convertible into approximately 90.9 shares of common stock. As noted above, as of the record date, we had approximately              shares of our common stock issued and outstanding and              shares of our Series A-2 preferred stock issued and outstanding. Therefore, as of the record date, there are a maximum of              votes that may be cast at the 2005 annual meeting of stockholders. You can vote by submitting your proxy according to the enclosed instructions or by attending the annual meeting of stockholders. You may be able to vote by touch-tone telephone or over the Internet if your proxy materials include instructions for voting in these manners.

Methods of Voting

Voting by Mail. By signing and returning the enclosed proxy card according to the enclosed instructions, you are enabling the individuals named on the proxy card, known as “proxies,” to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting.

Your shares will be voted in accordance with the instructions you indicate on the proxy card. If you submit the proxy card, but do not indicate your voting instructions, your shares will be voted as follows:

•	FOR the election of the six directors nominated to serve until our next annual meeting, or in each case until their successors are duly elected and qualified;

•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2005 fiscal year;

•	FOR an amendment to our amended and restated certificate of incorporation authorizing our board of directors to effect a reverse split of our outstanding common stock at any time prior to the date of our 2006 annual meeting of stockholders and based on any of the following ratios: one-for-ten; one-for fifteen; one-for-twenty; one-for-twenty-five; one-for thirty; one-for-thirty-five; and one-for-forty;

•	FOR an amendment to our amended and restated certificate of incorporation increasing the number of shares of our authorized common stock from 750,000,000 to 950,000,000 and the number of shares of our authorized preferred stock from 5,000,000 to 7,000,000;

•	FOR amendments to our amended and restated 2000 Stock Incentive Plan to (i) increase the maximum number of shares of common stock reserved for issuance thereunder from 55,969,814 shares to 80,969,814, and (ii) reduce the automatic annual increase in the number of shares reserved for issuance thereunder from five percent to three percent of the total number of shares of common stock outstanding (including shares of common stock issuable upon conversion of all outstanding shares of preferred stock) on the last trading day in December of the immediately preceding calendar year, with no limit on the amount of such annual increase; and

•	FOR approval to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

We have adopted the process called “householding” for mailing this proxy statement in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of this proxy statement, unless we receive contrary instructions from any stockholder at that address. If you prefer to receive multiple copies of this proxy statement at the same address, additional copies will be provided to you promptly upon written request. If you are a stockholder of record, you may contact us by writing to our Corporate Secretary, c/o Occam Networks, Inc., 77 Robin Hill Road, Santa Barbara, California 93117. In addition, eligible stockholders receiving multiple copies of this proxy statement can request householding by contacting our Corporate Secretary at the same address.

If you received more than one proxy card, it is an indication that your shares are held in multiple accounts. Please submit your proxies according to the instructions on each proxy card to ensure that all of your shares are voted. We encourage you to consolidate multiple accounts by contacting your broker, if you hold your shares through a brokerage account, or otherwise through our transfer agent, U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, CA 91204-2991. Please note that shares held in certain type of accounts cannot be consolidated with other accounts. For example, retirement and non-retirement accounts generally cannot be consolidated.

Voting by Telephone. You may be able to vote by telephone. If so, instructions are included with your proxy materials. If you submit your proxy by telephone, you do not need to complete and mail your proxy card.

Voting on the Internet. You may be able to submit your proxy on the Internet. If so, instructions are included with your proxy materials. If you submit your proxy on the Internet, you do not need to complete and mail your proxy card.

Voting in Person at the Meeting. If you plan to attend the annual meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name. In that case, and if you wish to vote at the meeting, you will need to bring with you to the annual meeting a legal proxy from your broker or other nominee authorizing you to vote these shares.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the annual meeting. In order to do this, you may either:

•	sign and return another proxy bearing a later date;

•	provide written notice of the revocation to Corporate Secretary, c/o Occam Networks, Inc., 77 Robin Hill Road, Santa Barbara, California 93117, prior to the time we take the vote at the annual meeting; or

•	attend the meeting and vote in person.

Quorum Requirement

A quorum, which is a majority of our outstanding shares as of the record date, [                    ], 2005, must be present in order to hold the meeting and to conduct business. For purposes of determining a quorum, each share of Occam Series A-2 preferred stock will be treated on an as-if-converted to common stock basis. As of the record date, each share of Series A-2 preferred stock was convertible into approximately 90.9 shares of common stock. If a quorum is not present at the scheduled time of the annual meeting, the stockholders who are present may adjourn the annual meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given, unless the adjournment is for more than thirty days, or if after the adjournment a new record date is set for the adjourned meeting. An adjournment will have no effect on the business that may be conducted at the annual meeting. Your shares will be counted as being present at the meeting if you appear in person at the meeting or if you submit your proxy over the Internet, by telephone, or by submitting a properly executed proxy card.

Votes Required for Each Proposal

The vote required and method of calculation for the proposals to be considered at the annual meeting are described below. Please note that for purposes of determining the number of shares of outstanding voting stock of Occam, each share of Occam Series A-2 preferred stock will be treated on an as-if-converted to common stock basis. As of the record date, each share of Series A-2 preferred stock was convertible into approximately 90.9 shares of common stock.

Proposal One — Election of Directors. Proposal to elect the six director nominees identified in these proxy materials.

Directors are elected by a plurality of the affirmative votes cast by those shares present in person or represented by proxy and entitled to vote at the annual meeting. The six nominees receiving the highest number of affirmative votes will be elected.

Under Delaware law, cumulative voting in the election of directors is not mandatory but is a permitted option if so provided in a corporation’s certificate of incorporation. Our amended and restated certificate of incorporation does not provide for cumulative voting rights. Nevertheless, Section 708 of the California Corporations Code (the “CCC”), currently applicable to us by virtue of Section 2115 of the CCC, requires that companies allow cumulative voting. Under Section 2115 of the CCC, certain foreign corporations (i.e., corporations not organized under California law such as Occam) are placed in a special category if they have characteristics of ownership and operation that indicate that they have significant contacts with California. So long as the foreign corporation is in this special category and it is not listed on one of the approved national stock exchanges, such as the New York Stock Exchange or the Nasdaq National Market, it is subject to a number of key provisions of the CCC even though it is not a California corporation.

We are currently subject to Section 2115. So long as we are subject to Section 2115, regardless of our state of incorporation, we will permit cumulative voting if any stockholder properly requests to cumulate votes. Stockholders may be entitled to as many votes as equal the number of shares of common stock held by such stockholder multiplied by the number of directors to be elected, and such stockholder may cast all of such votes for a single nominee or may distribute them among two or more nominees. For example, if you own 10 shares and 11 directors are being elected, you have 110 votes — you can cast all of them for one or more directors if you so choose. No stockholder, however, will be entitled to cumulate votes unless the name(s) of the candidate(s) has (have) been placed in nomination prior to the commencement of the voting in accordance with Article II, Section 11 of our bylaws (which requires that nominations made other than by the board of directors be made by notification in writing delivered or mailed to the Corporate Secretary of Occam not less than 120 days prior to any meeting of stockholders) and a stockholder has given at least two days written notice to the Secretary of Occam of an intention to cumulate votes prior to the voting. If any stockholder has given such notice, all stockholders may cumulate their votes for candidates in nomination, in which event votes represented by proxies delivered pursuant to this proxy statement may be cumulated, in the discretion of the proxy holders, in accordance with the recommendation of the board of directors. Discretionary authority to cumulate votes in such event is, therefore, solicited in this proxy statement.

Proposal Two — Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm.

Approval of the proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2005 will require the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy.

Proposal Three — Amendment to our amended and restated certificate of incorporation authorizing our board of directors to effect a reverse split of our outstanding common stock at any time prior to the date of our 2006 annual meeting of stockholders and based on any of the following ratios: one-for-ten; one-for fifteen; one-for-twenty; one-for-twenty-five; one-for thirty; one-for-thirty-five; and one-for-forty.

Approval of the amendment of our amended and restated certificate of incorporation to effect a reverse stock split of our outstanding common stock at one of foregoing ratios will require the vote of at least 66 2/3% of our outstanding voting stock.

Proposal Four — Amendment to our amended and restated certificate of incorporation to increase the authorized number of shares of common stock from 750,000,000 to 950,000,000 and to increase the authorized number of shares of preferred stock from 5,000,000 to 7,000,000.

Approval of the amendment to increase the authorized number of shares of our common stock and preferred stock will require the affirmative vote of at least 66 2/3% of our outstanding voting stock, the affirmative vote of a majority of our outstanding common stock, and the affirmative vote of a majority of our outstanding Series A-2 preferred stock.

Proposal Five — Amendments to our amended and restated 2000 Stock Incentive Plan to (i) increase the number of shares of common stock reserved for issuance thereunder from 55,969,814 to 80,969,814, and (ii) reduce the automatic annual increase in the number of shares reserved for issuance thereunder from five percent to three percent of the total number of shares of common stock outstanding (including shares of common stock issuable upon conversion of all outstanding shares of preferred stock) on the last trading day in December of the immediately preceding calendar year , with no limit on the amount of such increase.

Approval of the amendment to our amended and restated 2000 Stock Incentive Plan to increase the number of shares of our common stock reserved for issuance thereunder and to change the automatic annual increase in the number of shares reserved for issuance thereunder will require the affirmative vote of a majority of the shares present at the annual meeting in person or by proxy.

You may vote either “FOR” or “WITHHOLD” your vote for each nominee for election as a director. You may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on the proposals to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, to amend our amended and restated certificate of incorporation, and to amend our amended and restated 2000 Stock Incentive Plan.

Abstentions and Broker Non-Votes

If you return a proxy card that indicates an abstention from voting in all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. Consequently, if you abstain from voting on the proposals to ratify the appointment of PricewaterhouseCoopers LLP as our independent public accounting firm, to amend our amended and restated certificate of incorporation, or to amend our amended and restated 2000 Stock Incentive Plan, your abstention will have the same effect as a vote against such proposal.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” routine matters but expressly instructing that the broker is NOT voting on non-routine matters. A “broker non-vote” occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal. Proposals One and Two are routine matters and Proposals Three, Four and Five are non-routine matters.

The SEC recently approved new rules that prohibit brokers or other nominees that are New York Stock Exchange (“NYSE”) member organizations from voting in favor of proposals relating to equity compensation plans unless they receive specific instructions from the beneficial owner of the shares to vote in that manner. If your shares are being voted by a broker or other nominee who is an NYSE member organization, such shares will only be voted in favor of Proposal Five if you have provided specific voting instructions to your broker or other nominee to vote such shares in favor of that proposal.

Voting Results

Final voting results will be announced at the meeting and will be published in Occam’s Quarterly Report on Form 10-Q for the second quarter of fiscal 2005, filed with the Securities and Exchange Commission. After the report is filed, you may obtain a copy by:

•	contacting our Investor Relations department at 1-805-692-2900; or

•	viewing our Quarterly Report on Form 10-Q for the second quarter of fiscal 2005 on the SEC’s website at www.sec.gov.

Proxy Solicitation Costs

We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, and mailing of proxy materials. In addition, we may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. Proxies also may be solicited by certain of our directors, officers and other employees, without additional compensation, personally or by other means. We expect our transfer agent, U.S. Stock Transfer Corporation, to tabulate the proxies and act as inspector of the election.

Deadline for Receipt of Stockholder Proposals for 2006 Annual Meeting

As a stockholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission. Proposals of our stockholders intended to be presented for consideration at our 2006 annual meeting of stockholders must be received by our Corporate Secretary at the following address: 77 Robin Hill Road, Santa Barbara, California 93117, Attn: Corporate Secretary, no later than [                             ], [            ], in order that they may be included in the proxy statement and form of proxy related to that meeting.

If you intend to submit a proposal at the 2006 annual meeting of stockholders, which is not eligible for inclusion in the proxy statement relating to that meeting, you must give us notice in accordance with the requirements set forth in our bylaws. In general, notice of the proposal must be received by our Corporate Secretary not less than 120 days prior to the date of the 2006 annual meeting of stockholders. Our bylaws also require that certain information relating to the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon written request to our Corporate Secretary at the address provided above. If you fail to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary authority when and if the proposal is raised at the 2006 annual meeting of stockholders.

Further Information

We will provide without charge to each stockholder solicited by these proxy solicitation materials a copy of Occam’s Annual Report on Form 10-K, including any exhibits not contained in the copy being mailed with this proxy statement, upon request of the stockholder made in writing to Occam Networks, Inc., 77 Robin Hill Road, Santa Barbara, CA 93117, Attn: Investor Relations. You can also access our SEC filings, including our Annual Report on Form 10-K, on the SEC website at www.sec.gov.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE

ELECTION OF DIRECTORS

Our board currently consists of six persons. All nominees are currently directors of Occam, five of whom were elected by our stockholders at our last annual meeting of stockholders. Kenneth Cole, our sixth director, joined the board in December 2004. The nominees were approved by our board of directors. The nominees for election have agreed to serve, if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who may be designated by the present board of directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. The proxy holders reserve the right to cumulate votes for the election of directors and cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as the proxy holders may determine in their discretion, based upon the recommendation of the board of directors.

In September 2004, Tom Frederick resigned as a member of our board of directors and in October 2004, Thomas C. McConnell resigned as a member of our board of directors. We would like to thank Messrs. Frederick and McConnell for their service as directors of Occam.

The names of the nominees and certain information about them as of January 31, 2005, are set forth below. Information as to the stock ownership of each director and all of our current directors and executive officers as a group is set forth below under “Ownership of Securities.”

Name	Age	Position(s) with Occam Networks, Inc.	Director Since
Robert L. Howard-Anderson	48	President, Chief Executive Officer, Senior Vice President of Product Operations, and Director	2002
Steven M. Krausz (1)(2)	49	Chairman of the board	1997
Robert B. Abbott (1)	39	Director	2002
Robert E. Bylin (1)	62	Director	2004
Thomas E. Pardun (2)	61	Director	2004
Kenneth R. Cole	58	Director	2004

(1)	Member of audit committee.

(2)	Member of compensation committee.

Robert L. Howard-Anderson has served as our President, Chief Executive Officer and Senior Vice President of Product Operations since May 2002. Mr. Howard-Anderson was Senior Vice President of Product Operations at Occam CA from February 2002 to May 2002. Mr. Howard-Anderson was Vice President of Product Operations at Procket Networks, Inc., a network infrastructure company, from August 2000 to February 2002 and Vice President of Engineering at Sun Microsystems, Inc., a computer company, from June 1995 to August 2000. Mr. Anderson has a B.S. in electrical engineering from Tufts University.

Steven M. Krausz has served as a director of Occam since May 1997 and has served as Chairman since May 2002. Mr. Krausz also served as a director of Occam Networks, Inc., the predecessor California corporation that acquired us in May 2002, from February 2000 to May 2002 and served as its

Chairman from March 2002 until the closing of the merger, when he become our chairman. Mr. Krausz has been a managing member of several venture capital funds affiliated with U.S. Venture Partners, a venture capital firm, since August 1985. He also serves as a director of Verity, Inc., a provider of knowledge retrieval software products, and several private companies. Mr. Krausz holds a B.S. in electrical engineering and an M.B.A. from Stanford University.

Robert B. Abbott has served as a director of Occam since May 2002. He served as a director of Occam, the California corporation, from February 2001 to May 2002. Mr. Abbott is currently a Principal with Norwest Venture Partners, a venture capital firm he has been with since August 1998. He also serves as a director for several private companies. Mr. Abbott received a B.S. in electrical engineering, an M.S. in electrical engineering and an M.B.A. from Stanford University.

Robert E. Bylin has served as a director of Occam since September 2004. Mr. Bylin has served as the Chief Financial Officer of TAK Imaging, a provider of imaging processors, since November 2003. From 2001 to 2003, Mr. Bylin served as Chief Financial Officer and Chief Operations Officer for D.T. Consulting, consulting company specializing in technical integration of hardware and software systems. Prior to that he served as Chief Financial Officer and Vice President of Finance for Veridicom, Inc., a semiconductor and software company. Mr. Bylin currently serves as Chairman of the board of directors for Technology Credit Union. Mr. Bylin received a B.S. in mathematics from Trinity College and an M.B.A. from Harvard.

Thomas E. Pardun has served as a director of Occam since September 2004. Mr. Pardun recently retired and is currently engaged in board assignments, venture capital investments and management consulting. Mr. Pardun currently serves on the boards of directors of Western Digital Corporation, a manufacturer of hard-disk drives for personal computer and home entertainment markets, Exabyte Corporation, a provider of tape storage solutions, and a privately-held company. Mr. Pardun served as Western Digital’s Chairman from January 2000 to January 2002. In addition, from December 2000 to October 2001 he served as Chairman and Chief Executive Officer of edge2net, a provider of voice, data and video services. From May 1996 to July 2000, Mr. Pardun served as Chief Executive Officer of MediaOne International, an investment company investing in cable television, telephony and internet properties in the Asia/Pacific region. Prior to that, Mr. Pardun served for three years as President and Chief Executive Officer of US West Multimedia Communications Group, a US West company developing cable television and multimedia business. Mr. Pardun has also served in various executive capacities with US West Communications, Sprint, United Telecommunications, Inc., a predecessor company to Sprint, and IBM over a period of approximately twenty-seven years. Mr. Pardun received a B.B.A. in economics and marketing from the University of Iowa and Management School Certificates from Harvard Business School, Stanford University and Dartmouth University.

Kenneth R. Cole has served as a director of Occam since December 2004. Mr. Cole has served as a director since March 2004 and as Vice-Chairman since April 2004 of Valor Communications Group, Inc., a telecommunications service provider in rural communities. From January 2002 to April 2004, Mr. Cole served as Chief Executive Officer of Valor and from January 2000 to January 2002 as Valor’s President and Chief Operating Officer. Prior to 2000, Mr. Cole served in various capacities during a 26-year career at CenturyTel, Inc., a telecommunications company, including serving as Chief Operating Officer from 1999 to January 2000.

Board and Committee Meetings

Our board of directors held twelve meetings during fiscal 2004. The board of directors has an audit committee and a compensation committee. The audit committee held three meetings and the compensation committee held one meeting during fiscal 2004. During the period in which such director held office, each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the board of directors, and (ii) the total number of meetings held by all committees of the board on which such director served during fiscal 2004. The board of directors has determined that, except for Mr. Howard-Anderson, each of the current members of the board of directors is independent within the meaning of the corporate governance standards of the Nasdaq Stock Market. However, the board has noted that Nasdaq may view certain of such directors as interested directors due to their affiliation with principal stockholders of Occam.

Audit Committee

Our audit committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our audit committee is primarily responsible for selecting our independent registered public accounting firm, overseeing our internal financial reporting and accounting controls and consulting with and reviewing the services provided by our independent registered public accounting firm. The current charter of the audit committee is attached as Appendix A to this proxy statement.

The audit committee currently consists of Steven M. Krausz, Robert B. Abbott and Robert Bylin. From the beginning of fiscal 2004 until May 2004, the audit committee was comprised of Steven M. Krausz, Thomas C. McConnell, Tom Frederick and Robert B. Abbott. In May 2004, Mr. McConnell resigned from the audit committee but remained as a member of our board of directors until his resignation in October 2004. In September 2004, Tom Frederick resigned as a member of our board of directors and Robert E. Bylin was added to the board and the audit committee. The board has determined that Mr. Bylin is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K promulgated by the SEC.

The annual report of the audit committee appears hereafter under the caption “Report of the Audit Committee of the Board of Directors.”

Compensation Committee

Our compensation committee is primarily responsible for reviewing and approving our general compensation policies and setting compensation levels for our executive officers. The compensation committee and our board of directors have concurrent authority to administer our amended and restated 2000 Stock Incentive Plan and to make option grants thereunder.

The compensation committee currently consists of Thomas E. Pardun and Steven M. Krausz. Mr. Krausz has served in such role throughout 2004. Mr. Pardun has served in such role since January 2005. Mr. McConnell served on the compensation committee during fiscal 2004 until his resignation from the board of directors in October 2004. Mr. Abbott served on the compensation committee following Mr. McConnell’s resignation until January 2005 when Mr. Abbott resigned from the compensation committee and was replaced by Mr. Pardun.

The annual report of the compensation committee appears hereafter under the caption “board Compensation Committee Report on Executive Compensation.”

Director Nominations

Our board of directors does not have a nominating committee of the board. The board of directors believes that a standing nominating committee is not necessary for a company at Occam’s stage of development where most major stockholders of Occam have representatives on the board of directors or observation rights at meetings of the board. All members of the current board of directors and members of senior management participate in seeking, screening and recommending for nomination qualified candidates (i) for election to Occam’s board at the annual meeting of stockholders and (ii) to fill vacancies on Occam’s board.

It is the policy of the board to consider both recommendations and nominations for candidates to the board of directors from stockholders holding our securities continuously from the time of nomination to the time of election of the board of directors. Nominations by stockholders must be in writing and received by our Corporate Secretary at Occam Networks, Inc., 77 Robin Hill Road, Santa Barbara, CA 93117 not less than one hundred twenty (120) days prior to any meeting of stockholders called for the election of directors. Such notification must meet the requirements set forth in our bylaws, a copy of which is available upon written request to our Corporate Secretary at the address provided above. These requirements provide that the notification must contain the written consent of each proposed nominee to serve as a director if so elected and the following information as to each proposed nominee and as to each person who makes such nomination: (i) the name, age, residence, address, and business address of each proposed nominee and of each such person; (ii) the principal occupation or employment, the name, type of business and address of the corporation or other organization in which such employment is carried on of each proposed nominee and of each such person; (iii) the amount of our stock owned beneficially, either directly or indirectly, by each proposed nominee and each such person; (iv) a description of any arrangement or understanding of each proposed nominee and of each such person with each other party or any other person regarding future employment or any future transaction to which the corporation will or may be a party; and (v) any other information relating to such candidate that is, or may in the future be required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act.

The board of directors currently uses the following procedures to identify and evaluate the individuals that it selects as director nominees: (i) the board reviews the qualifications of any candidates who have been properly recommended or nominated by the stockholders, as well as those candidates who have been identified by management, individual members of the board of directors or, if the board determines, a search firm, (ii) the board considers the suitability of each candidate, including the current members of the board of directors, in light of the current size and composition of the board of directors, (iii) in evaluating the suitability of the candidates, the board considers relevant factors, including, among other things, issues of character, judgment, independence, expertise, diversity of experience, length of service, other commitments and the like, and (iv) after such review and consideration, the board selects the slate of director nominees, either at a meeting of the board at which a quorum is present or by unanimous written consent of the board. Except as may be required by rules promulgated by the SEC, it is the current sense of the board that there are no specific, minimum qualifications that must be met by each candidate for the board of directors, nor are there specific qualities or skills that are necessary for one or more of the members of the board of directors to possess. These procedures may be modified at any time as may be determined by the board.

Communication with the Board of Directors

Stockholders may communicate with the board of directors by submitting an email to invest-info@occamnetworks.com indicating ‘Board of Directors’ in the subject line, or by writing to us at Occam Networks, Inc., 77 Robin Hill Road, Santa Barbara, CA 93117, Attention: Board of Directors, c/o Corporate Secretary. Stockholders who would like their submission directed to a specific member of the board of directors may so specify, and the communication will be forwarded, as appropriate.

Annual Meeting Attendance

Although we do not have a formal policy regarding attendance by members of the board of directors at our annual meetings of stockholders, directors are encouraged to attend annual meetings of our stockholders. Director Robert Howard-Anderson attended our 2004 Annual Meeting of Stockholders.

Director Compensation

We currently compensate directors in cash for their service as members of our board of directors, in addition to reimbursing directors for all reasonable expenses incurred by them in attending board and committee meetings. We currently compensate our directors $4,000 per quarter for service on the board, $1,000 for each meeting they attend and $250 for each ad hoc telephone meeting.

Under the Automatic Option Grant Program in effect under our amended and restated 2000 Stock Incentive Plan, each individual who first joins our board as a non-employee director will receive, at the time of such initial election or appointment, an automatic option grant to purchase 30,000 shares of our common stock, provided such person has not previously been in our employ. In addition, on the date of each annual stockholders meeting, each individual who is to continue to serve as a non-employee board member, whether or not such individual is standing for re-election at that particular annual meeting, will be granted an option to purchase 10,000 shares of common stock, provided such individual has served as a non-employee board member for at least six months. Directors who are also employees are eligible to receive options and be issued shares of common stock directly under our amended and restated 2000 Stock Incentive Plan. As noted in the table below, in fiscal 2004 we granted options to purchase up to 450,000 shares of common stock to directors Robert E. Bylin, Thomas E. Pardun and Kenneth R. Cole under the Discretionary Option Grant Program under the amended and restated 2000 Stock Incentive Plan. In connection with their receipt of such options, Messrs. Bylin, Pardun and Cole have each waived their right to receive the automatic option grant to purchase 30,000 shares of common that they were entitled to receive upon becoming a member of our board of directors.

Each grant under the Automatic Option Grant Program or the amended and restated 2000 Stock Incentive Plan will have an exercise price per share not less than the fair market value per share of our common stock on the grant date, and will have a maximum term of ten years, subject to earlier termination should optionee cease to serve as a member of our board of directors.

The following table sets forth options granted to our non-employee directors during the year ended December 31, 2004 and the first quarter of our year ending December 31, 2005:

	Director Grants
Name	Grant Date	Number of Securities Underlying Options Granted	Vesting Commencement Date(1)	Exercise Price Per Share	Expiration Date(2)
Steven M. Krausz	10/08/04	10,000	10/08/04	$0.090	10/07/14
Thomas C. McConnell (4)	10/08/04	10,000	10/08/04	$0.090	10/07/14
Robert B. Abbott	10/08/04	10,000	10/08/04	$0.090	10/07/14
Robert E. Bylin (3)	09/17/04	450,000	09/17/04	$0.095	09/22/14
Thomas E. Pardun (3)	09/17/04	450,000	09/17/04	$0.095	09/22/14
Kenneth R. Cole (3)	01/18/05	450,000	11/29/04	$0.105	01/17/15
Tom Frederick (4)	01/23/04	150,000	01/23/04	$0.150	01/23/14

(1)	Unless otherwise indicated each option will vest as follows: 50% on the six-month anniversary of the grant date and 50% on the one-year anniversary of the grant date.

(2)	Each option will expire on the tenth anniversary of the date of grant.

(3)	Messrs. Pardun and Bylin became members of our board of directors in October 2004 and Mr. Cole in December 2004. Each of their respective options vest at the rate of 25% commencing on the first anniversary of the grant date and the remaining 75% will become exercisable in 36 equal monthly installments.

(4)	Mr. Frederick resigned from the board in September 2004 and Mr. McConnell resigned from the board in October 2004. Each of the options included in the table above that were granted to Messrs. Frederick and McConnell terminated unexercised following their resignations from the board.

Compensation committee interlocks and insider participation

Our compensation committee is responsible for determining salaries, incentives, and other forms of compensation for directors, officers, and other employees of Occam. The committee consists of directors Steven M. Krausz and Thomas E. Pardun, neither of whom was an officer or employee of Occam during fiscal 2004. No current executive officer of Occam has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or compensation committee.

Legal Proceedings

Certain of our former directors and one of our current directors have been named as co-defendants in legal proceedings against us. See “Certain Transactions” below for information regarding the specific legal proceedings and our obligation to indemnify them.

Required Vote

The nominees receiving the highest number of affirmative votes of the holders of shares of outstanding stock entitled to vote and present at the meeting, either in person or by proxy, will be elected as directors for each class of directors identified herein.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

PROPOSAL TWO

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

At this annual meeting of stockholders, we are seeking ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2005 fiscal year.

The audit committee of the board has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2005. During fiscal 2004 and fiscal 2003, PricewaterhouseCoopers LLP served as our independent registered public accounting firm and also provided certain tax and other audit related services.

In the event the stockholders fail to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the audit committee will reconsider its selection. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent auditing firm at any time if the audit committee believes that such a change would be in the best interests of Occam and its stockholders. Stockholder ratification of the selection of PricewaterhouseCoopers LLP is not required by our bylaws or otherwise. Our board of directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice.

A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Fees

Fees of PricewaterhouseCoopers LLP during the 2004 and 2003 fiscal years are summarized below:

Nature of Service	Fiscal Year 2004	Fiscal Year 2003
Audit Fees (1)	$275,255	$154,530
Audit-Related Fees (2)	$20,740	$—
Tax Fees (3)	$23,075	$29,970
All Other Fees (4)	$—	$—

(1)	Audit Fees—These are fees for professional services performed by PricewaterhouseCoopers LLP for auditing our annual financial statements and reviewing our quarterly financial statements, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees—These are fees for the assurance and related services performed by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of our financial statements. For fiscal 2004, these services consisted primarily of accounting consultations related to the issuance of our Series A-2 preferred stock.

(3)	Tax Fees—These are fees for professional services performed by PricewaterhouseCoopers LLP with respect to various advisory services related principally to tax preparation services and tax consultation services.

(4)	All Other Fees—These are fees for permissible services performed by PricewaterhouseCoopers LLP that do not fall within the above categories. For fiscal 2004 and 2003, PricewaterhouseCoopers LLP did not perform any services that fell within this category.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm subject to limited discretionary authority granted to our chief financial officer. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis. For fiscal 2004, the audit committee reviewed and pre-approved all audit and permissible non-audit fees for services provided by PricewaterhouseCoopers LLP.

Determination of Independence

Our audit committee has determined that the provision of the above non-audit services such as tax-related services, by PricewaterhouseCoopers LLP is compatible with their maintenance of accountant independence.

Required Vote

Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present at the annual meeting, either in person or by proxy.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE SELECTION OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2005 FISCAL YEAR, AND RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.

PROPOSAL THREE

AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AUTHORIZING THE BOARD OF DIRECTORS TO EFFECT A REVERSE SPLIT OF OUR OUTSTANDING COMMON STOCK BASED ON IDENTIFIED RATIOS

General

Our board of directors has unanimously adopted a resolution seeking stockholder approval of an amendment to our amended and restated certificate of incorporation authorizing the board of directors, in its sole discretion, to effect a reverse stock split of our outstanding common stock. The board of directors would be authorized to effect and implement the reverse stock split based on any of the following ratios: one-for-ten; one-for-fifteen; one-for-twenty; one-for-twenty-five; one-for-thirty; one-for-thirty-five; and one-for-forty. Approval of this proposal would give the board of directors authority to implement the reverse stock split at any time prior to the date of our 2006 annual meeting of stockholders. Notwithstanding approval of this proposal by the stockholders, the board of directors may, in its sole discretion, determine not to effect, and may abandon, the reverse stock split without further action by our stockholders.

A copy of the proposed amendment to the amended and restated certificate of incorporation covered by this Proposal Three, based on each of the proposed ratios, is attached to this proxy statement as Appendix B.

The purpose of a reverse stock split would be to reduce the number of shares of our common stock outstanding and to increase the per-share market price of our common stock. In this proxy statement, we refer to all of the possible reverse stock splits as the “Reverse Stock Splits” and we refer to the Reverse Stock Split that is actually effected, if applicable, as the “Effective Reverse Stock Split.”

We are not proposing to effect a reverse split of our outstanding preferred stock. In the event the Reverse Stock Split is implemented, the number of shares of common stock issuable upon conversion of each outstanding share of preferred stock would be proportionately reduced as described below under the caption “Effect on Occam Preferred Stock.”

The board believes that stockholder approval of the various ratios identified above, as opposed to approval of a single specified exchange ratio, provides the board with sufficient flexibility to achieve the purposes of the Effective Reverse Stock Split and, therefore, is in the best interests of Occam and its stockholders. The actual timing for implementation, if any, of the Effective Reverse Stock Split would be determined by the board based upon its evaluation as to when such action would be most advantageous to Occam and its stockholders.

If the board elects to implement a Reverse Stock Split, the board will set the exchange ratio using one of the ratios approved by the stockholders. The board would base such a determination upon the then-current trading price of our common stock, among other things.

The board of directors reserves the right, even after stockholder approval, to forgo or postpone the filing of the amendment to the amended and restated certificate of incorporation if it determines that action not to be in the best interests of Occam and its stockholders. If the Effective Reverse Stock Split is not implemented before the date of our 2006 annual meeting of stockholders, the amendment will be deemed abandoned, without any further effect. In that case, the board of directors may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable.

Purpose of a Reverse Stock Split

The reason for the Reverse Stock Split is to decrease the number of common shares outstanding in order to better manage the outstanding shares and to increase the per share market price of Occam’s common stock. Occam’s common stock was traded on the Nasdaq National Market from June 2000 until July 2002, and has since been traded on the Over-the-Counter Bulletin Board (OTC). The board of directors believes that a Reverse Stock Split would have the effect of increasing, proportionately, the trading prices of Occam’s common stock. We believe that the Reverse Stock Split will allow Occam to better manage the number of shares outstanding and available. As of April 22, 2005, we had 269,247,862 shares of common stock issued and outstanding, 73,690,445 shares of common stock subject to outstanding options and warrants, and 325,016,364 shares of common stock issuable upon conversion of our outstanding Series A-2 preferred stock and our Series A-2 preferred stock subject to outstanding warrants.

The Reverse Stock Splits are not intended as, and are not a part of or first step in, a “going private” transaction pursuant to Rule 13e-3 under the Securities Exchange Act of 1934. In addition, Occam has no present intention of seeking to list on any stock exchange or dealer quotation system.

Risks and Potential Benefits of a Reverse Stock Split

There can be no assurance that the market price of the common stock after the Effective Reverse Stock Split will adjust to reflect the ratio of the Effective Reverse Stock Split or that the market price following the Effective Reverse Stock Split will either exceed or remain in excess of the current market price. In addition, it is possible that the liquidity of the common stock will be affected adversely by the reduced number of shares outstanding following the Effective Reverse Stock Split.

In evaluating whether or not to seek stockholder approval for the Reverse Stock Splits, the board of directors took into consideration negative factors associated with reverse stock splits. These factors include: the negative perception of reverse stock splits held by many investors, analysts and other stock market participants; the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels; the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and the costs associated with implementing a Reverse Stock Split.

A sustained higher per share price of our common stock, which we would expect as a result of the Effective Reverse Stock Split, could, however, increase the interest of the financial community in Occam and broaden the pool of investors that may consider investing in Occam, potentially increasing the trading volume and liquidity of our common stock. As a matter of policy, many institutional investors are prohibited from purchasing stocks below certain minimum price levels. For the same reason, brokers often discourage their customers from purchasing such stocks. To the extent that the price per share of our common stock remains at a higher per share price as a result of the Effective Reverse Stock Split, some of these concerns may be ameliorated.

The board of directors has determined that it should continue to weigh positive and negative factors prevailing after the annual meeting before deciding whether or not to effect a Reverse Stock Split.

Principal Effects Of an Effective Reverse Stock Split

If the Reverse Stock Splits are authorized at the annual meeting of stockholders and the Effective Reverse Stock Split is implemented, each issued share of common stock immediately prior to the effective time of the Effective Reverse Stock Split, including any treasury shares, will automatically be converted, as of the effective time of the Effective Reverse Stock Split, into a fraction of a share of common stock. Depending on the ratio approved by the board, the fraction may be 1/10, 1/15, 1/20, 1/25, 1/30, 1/35, or 1/40.

Proportional adjustments will be made to the maximum number of shares issuable under, and other terms of, Occam’s stock plans, as well as to the number of shares issuable under, and the exercise price of, Occam’s outstanding options and warrants. For example, if a ratio of 1:10 were selected by the board the number of shares of common stock underlying our outstanding options and warrants would be reduced by a factor of ten and the exercise prices would be increased by a factor of ten. In addition, a proportional adjustment would be made to the applicable conversion price of our outstanding Series A-2 preferred stock as described below under the caption “Effect on Occam Preferred Stock.”

No fractional shares of common stock will be issued in connection with any of the Reverse Stock Splits. Holders of common stock who would otherwise receive a fractional share of common stock pursuant to the Reverse Stock Splits will receive cash in lieu of the fractional share, as explained more fully below under the heading “Cash Payment in Lieu of Fractional Shares.” Because no fractional shares of common stock will be issued in connection with the proposed Reverse Stock Splits, holders of common stock could be eliminated in the event that the Reverse Stock Splits are adopted. As of the record date for the annual meeting, we had few record holders of our common stock who held fewer than forty shares of common stock. Therefore, we believe that the Effective Reverse Stock Splits, if adopted, even at a ratio of 1:40 would have no significant effect on the number of record holders of our common stock.

Because the Reverse Stock Splits would apply to all issued shares of common stock, the proposed Reverse Stock Splits would not alter the relative rights and preferences of existing stockholders.

The Reverse Stock Splits would not affect the par value of our common stock. As a result, at the effective time of the Effective Reverse Stock Split, the stated capital with respect to our common stock on our balance sheet would be reduced to the fraction of its present amount related to the ratio of the Effective Reverse Stock Split, and the additional paid-in capital account would be credited with the amount by which the stated capital account is reduced. The Reverse Stock Splits would affect our per share loss and net book value per share of the common stock following the Effective Reverse Stock Split, as there would be fewer shares of common stock outstanding.

If the Effective Reverse Stock Splits are authorized at the annual meeting of stockholders and effected by filing an amendment to the amended and restated certificate of incorporation, some stockholders may consequently own “odd lots” of less than one hundred shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions in “round lots” of even multiples of 100 shares. Therefore, those stockholders who own odd lots following a Reverse Stock Split may be required to pay higher transaction costs should they then determine to sell their shares of common stock.

If this Proposal Three is approved and implemented, the Effective Reverse Stock Split will increase the proportion of authorized but unissued shares of Occam’s common stock. Pursuant to the Effective Reverse Stock Split, the number of outstanding shares of our common stock will be reduced by a factor of ten, fifteen, twenty, twenty-five, thirty, thirty-five, or forty, as the board may determine. However, the number of shares of common stock and preferred stock authorized by our amended and restated certificate of incorporation will not be reduced. These additional shares would be available for issuance from time to time for corporate purposes and would provide us with flexibility for such actions as raising additional capital, acquiring assets, and sales of stock or securities convertible into common stock.

The table below illustrates the effect, as of April 22, 2005, of (A) an Effective Reverse Stock Split at each of the proposed ratios, and (B) no Effective Reverse Stock Split both before and after filing, if approved and effected, the amendment increasing authorized shares proposed under Proposal Four, on our (i) shares of common stock outstanding, (ii) authorized shares of common stock reserved for issuance pursuant to options, warrants, conversion of our Series A-2 preferred stock or other arrangements, and (iii) our shares of common stock which are neither outstanding nor reserved for issuance and are therefore available for issuance. The table does not take into account fractional shares.

Reverse Split Ratio	(i) Shares of Common Stock Outstanding	(ii) Shares of Common Stock Reserved for Issuance	(iii) Authorized Shares of Common Stock Available for Issuance
No reverse split and no amendment increasing shares	269,247,862	422,172,966	58,579,172
No reverse split and authorized shares increased per Proposal Four	269,247,862	422,172,966	258,579,172
1:10	26,924,786	42,217,297	638,534,841
1:15	17,949,857	28,144,864	652,607,274
1:20	13,462,393	21,108,648	659,643,490
1:25	10,769,914	16,886,919	663,865,219
1:30	8,974,929	14,072,432	666,679,706
1:35	7,692,796	12,062,085	668,690,053
1:40	6,731,197	10,554,324	670,197,814

We could also use the additional shares of common stock that would become available for issuance if the Reverse Stock Splits are approved to oppose a hostile takeover attempt or delay or prevent a change of control or changes in or removal of our management, including any transaction that may be favored by a majority of our stockholders or in which our stockholders might otherwise receive a premium for their shares over then-prevailing market prices or benefit in some other manner. For example, without further shareholder approval, the board of directors could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor our current board of directors. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, the Reverse Stock Split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of Occam. Additional discussion of the possible anti-takeover effects of an increase in our authorized common stock is under the heading “Potential Anti-Takeover Effects” in Proposal Four. You should read that additional discussion in determining whether or not to approve this Proposal Three.

Our common stock is currently registered under the Securities Exchange Act of 1934, as amended, and we are subject to the periodic reporting and other requirements of the Exchange Act. The Effective Reverse Stock Split will not affect the registration of our common stock under the Exchange Act.

We expect that U.S. Stock Transfer Corporation will act as exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective time of an Effective Reverse Stock Split, transmittal forms will be mailed to each record holder of common stock. Stockholders will be asked to surrender all certificates evidencing shares of common stock owned prior to the Effective Reverse Stock Split in exchange for certificates evidencing the new shares of common stock in accordance with the instructions set forth in the letter of transmittal. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate or certificates, together with the properly completed and executed letter of transmittal, to the exchange agent. Any old shares of common stock submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for new shares of common stock. Stockholders who do not have stock certificates for surrender and exchange will have their accounts automatically adjusted in order to reflect the number of shares they are entitled to hold as a consequence of the Effective Reverse Stock Split.

Stockholders will not be entitled to exercise rights of appraisal in connection with an Effective Reverse Stock Split.

Effect on Occam Preferred Stock

We are not proposing any stock split of our outstanding Series A-2 preferred stock. The number of shares of common stock issuable upon conversion of each outstanding share of Series A-2 preferred stock will be proportionately reduced to reflect any Reverse Stock Split.

Each outstanding share of Series A-2 preferred stock was issued at an original purchase price of $10.00 per share and is presently convertible into common stock at a conversion price of $0.11. Accordingly, each outstanding share of Series A-2 preferred stock is currently convertible into approximately 90.9 shares of common stock (i.e., $10.00 ÷ $0.11 = 90.9).

The following table presents the effect, as of April 22, 2005, of the Reverse Stock Splits on the conversion price and number of shares issuable upon exercise of one share of Series A-2 preferred stock.

Reverse Split Ratio	Total Series A-2 Shares Outstanding	Conversion Price	Conversion Ratio	Aggregate Common Shares Issuable on Conversion
No reverse split	3,560,180	$0.11	90.9:1	323,652,727
1:10	3,560,180	$1.10	9.09:1	32,365,273
1:15	3,560,180	$1.65	6.06:1	21,576,848
1:20	3,560,180	$2.20	4.55:1	16,182,636
1:25	3,560,180	$2.75	3.64:1	12,946,109
1:30	3,560,180	$3.30	3.03:1	10,788,424
1:35	3,560,180	$3.85	2.60:1	9,247,221
1:40	3,560,180	$4.40	2.27:1	8,091,318

Board Discretion to Implement Effective Reverse Stock Split

If the Reverse Stock Splits are approved by our stockholders at the annual meeting of stockholders, the Effective Reverse Stock Split will be effected, if at all, only upon a determination by the board that one of the Reverse Stock Splits, with an exchange ratio determined by the board as described above, is in the best interests of Occam and its stockholders. If any such determination is made, such determination shall be made prior to the date of our 2006 annual meeting of stockholders and will be based upon various factors, including Occam’s growth, existing and expected marketability and liquidity of our common stock, weighing the positive and negative factors described above under the headings “Purpose of a Reverse Stock Split” and “Principal Effects of an Effective Reverse Stock Split” and prevailing market conditions. Notwithstanding approval of the Reverse Stock Splits by the stockholders, the board may, in its sole discretion, abandon all of the proposed amendments prior to the effectiveness of any filing with the office of the Delaware Secretary of State and would therefore not effect any of the Reverse Stock Splits, as permitted under Section 242(c) of the Delaware General Corporation Law.

Cash Payment in Lieu of Fractional Shares

In lieu of any fractional shares to which a holder of common stock would otherwise be entitled as a result of the reverse stock split, we will pay the holder cash equal to that fraction multiplied by the then fair market value of the common stock as determined by the board of directors. If at the effective time of an Effective Reverse Stock Split the common stock is traded on the OTC Bulletin board, the board of directors has determined that the fair market value of the common stock will be calculated as the average of the high and low trading prices of the common stock on the OTC Bulletin board during regular trading hours for the five trading days immediately preceding the effective time of the Effective Reverse Stock Split. Except for the right to receive the cash payment in lieu of fractional shares, stockholders will not have any voting, dividend or other rights with respect to the fractional shares they would otherwise be entitled to receive.

Cash received in lieu of fractional shares will be treated as payment in exchange for such shares. The difference between the amount of cash received and basis allocable to such fractional shares should be a capital gain or loss (long-term if such fractional share (pre-reverse split) has been held for more than one year), as the case may be, provided that such shares are held as a capital asset on the effective date of the Effective Reverse Stock Split.

Effective Date

If the proposed Reverse Stock Splits are approved at the annual meeting and the board elects to proceed with the Effective Reserve Stock Split, the Effective Reverse Stock Split will become effective as of 5:00 p.m. Eastern Time on the date of filing of the applicable certificate of amendment to our amended and restated certificate of incorporation with the office of the Secretary of State of the State of Delaware. We refer to this time and date as the “Effective Date.” Except as explained above with respect to fractional shares, on the Effective Date, shares of our common stock issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the stockholders, combined, converted and changed into new shares of common stock in accordance with the Effective Reverse Stock Split ratio determined by the board within the limits set forth in this proposal.

Relationship to Proposal Four

Proposal Four to approve an amendment to our amended and restated certificate of incorporation to increase the authorized number of shares is independent of and unrelated to Proposal Three to authorize the board of directors to effect the Reverse Stock Split. The approval or rejection of one will not affect the other. However, you are encouraged to consider the merits and impact of these proposals independently and as a whole.

Required Vote

The affirmative vote of at least 66 2/3% of our outstanding voting stock will be required to approve Proposal Three.

Recommendation of Board of Directors

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED AMENDMENT OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.

PROPOSAL FOUR

AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION TO INCREASE AUTHORIZED SHARES

At the annual meeting of stockholders, our stockholders will be asked to approve an amendment to our amended and restated certificate of incorporation to increase the authorized number of shares of our common stock from 750,000,000 to 950,000,000 shares, to increase the authorized number of shares of our preferred stock from 5,000,000 to 7,000,000, and to increase the authorized number of shares we are authorized to issue from 755,000,000 shares to 957,000,000 shares. Our board of directors considered and, subject to stockholder approval, approved these increases on April 14, 2005.

A copy of the proposed amendment to the amended and restated certificate of incorporation covered by this Proposal Four is attached to this proxy statement as Appendix C.

Capitalization

The following table sets forth our capitalization as of April 22, 2005. The adjusted data gives the effect to:

•	the proposed increase in the authorized number of shares of common stock from 750,000,000 shares to 950,000,000 shares;

•	the proposed increase in the number of authorized number of shares of preferred stock from 5,000,000 to 7,000,000;

•	the proposed increase in the total number of shares that we are authorized to issue from 755,000,000 shares to 957,000,000 shares; and

•	completion of our anticipated rights offering, assuming 900,000 shares of Series A-2 preferred stock are offered in connection with the rights offering and assuming various levels of participation in the rights offering.

	As of April 22, 2005
	As Adjusted
	Actual	As proposed, prior to the Rights Offering	Assuming 40% Participation in Rights Offering	Assuming 60% Participation in Rights Offering	Assuming 80% Participation in Rights Offering	Assuming 100% Participation in Rights Offering
Common stock, $0.001 par value
Authorized	750,000,000	950,000,000	950,000,000	950,000,000	950,000,000	950,000,000
Issued & outstanding	269,247,862	269,247,862	269,247,862	269,247,862	269,247,862	269,247,862
Reserved for issuance (1)	422,172,966	422,172,966	454,900,238	471,263,875	487,627,511	503,991,147
Authorized but not issued or reserved	58,579,172	258,579,172	225,851,900	209,488,263	193,124,627	176,760,991
Total Authorized preferred stock	5,000,000	7,000,000	7,000,000	7,000,000	7,000,000	7,000,000
Series A-2 convertible preferred stock, $0.001 par value Authorized	4,300,000	4,600,000	4,600,000	4,600,000	4,600,000	4,600,000
Issued & outstanding	3,560,180	3,560,180	3,920,180	4,100,180	4,280,180	4,460,180
Reserved for issuance (2)	15,000	15,000	15,000	15,000	15,000	15,000
Authorized but not issued or reserved	724,820	1,024,820	664,820	484,820	304,820	124,820
Total shares outstanding on an as-converted basis	592,900,589	592,900,589	625,627,862	641,991,498	658,355,135	674,718,771

(1)

Includes 70,278,468 shares reserved for issuance upon exercise of outstanding options to purchase our common stock, 23,466,157 shares reserved for issuance under the amended and restated 2000 Stock Incentive Plan, 4,190,000 shares reserved for issuance under the 2000 Employee Stock Purchase Plan, 3,411,977 shares reserved for issuance upon exercise of outstanding warrants to purchase our common stock, and 325,016,364 shares reserved for issuance upon conversion of outstanding shares of preferred stock and shares of preferred stock issuable upon conversion of outstanding warrants immediately prior to the rights offering.

(2)	Includes 15,000 shares reserved for issuance upon exercise of outstanding warrants to purchase our Series A-2 preferred stock.

Reasons for the Increase in Authorized Number of Shares of Common Stock

The proposed increase in the number of authorized shares of common stock and preferred is so that we have enough shares for the following purposes:

•	the issuance of up to 325,016,364 shares of common stock upon conversion of our outstanding Series A-2 preferred stock and Series A-2 preferred stock issuable upon exercise of outstanding warrants;

•	the issuance of up to 900,000 shares of Series A-2 preferred stock and 81,818,182 shares of common stock upon conversion of such shares of Series A-2 preferred stock that we expect to make available for issuance to our existing stockholders in connection with the rights offering described below;

•	172,570,991 shares of common stock and 2,524,820 shares of preferred stock as an additional reserve to be issued in transactions that we may consider in the future.

Anti-Takeover Effects of Increase in Authorized Number of Shares of Common Stock

Companies will sometimes increase their authorized number of shares of common stock as a defensive measure to fend off hostile offers. Because the board of directors has the ability to authorize the issuance of the shares without further stockholder approval once the shares are authorized, except as may be required by applicable laws or the rules of any stock exchange or national securities association trading system on which the securities may in the future be listed or traded, it could authorize the issuance of the shares to employees or other stockholders who would vote against a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities and the removal of incumbent management, even if such a transaction were favorable to our stockholders. In such a case, stockholders might be deprived of benefits that could result from such an attempt, such as realization of a premium over the market price of their shares in a tender offer or the temporary increase in market price that could result from such an attempt. The proposed amendment may have the effect of permitting our current management, including the current board of directors, to retain their position, and place management and the board in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of Occam’s business.

The shares also could be issued in a private placement, meaning that all of our stockholders would not be able to participate in the offering and that a single purchaser or group of purchasers could purchase all of the shares and acquire a majority interest in Occam. No holders of our common stock have preemptive rights to subscribe to additional securities that we may issue, meaning they do not have a right to maintain their proportionate ownership of Occam. Holders of our Series A-2 preferred stock do have a contractual participation right, as described above, that would permit them to maintain their percentage ownership in the event we issue additional stock in future private financings.

This proposal is not part of a plan by management to adopt a series of anti-takeover amendments and we do not presently intend to propose other anti-takeover measures in future proxy solicitations.

While the amendment may have anti-takeover ramifications, the board believes the flexibility to offer shares without delay for any business purpose offered by the amendment outweighs any disadvantages. To the extent that the amendment may have anti-takeover effects, it may encourage persons seeking to acquire Occam to negotiate directly with the board, thus enabling the board to consider the proposed transaction in a manner that best serves the interest of our stockholders.

In addition to the potential anti-takeover effect of the amendment, to the extent that we raise additional capital through the sale of equity or securities convertible into equity, the issuance of the securities may have a dilutive effect of the equity and voting rights of our existing stockholders and a decrease in our earnings per share.

Other than as described above, we do not have any other current plans, proposals or arrangements, written or otherwise, to issue additional shares of common stock at this time. We do not know of any efforts to accumulate our common stock or obtain control of Occam by means of a merger, tender offer, solicitation in opposition or otherwise. Our board does not intend to authorize the issuance of any common stock except on terms which our board deems to be in Occam’s best interest and in the best interests of our then-existing stockholders.

Other Provisions of our Certificate of Incorporation, Bylaws, Stock Incentive Plan and Delaware General Corporation Law that have Anti-Takeover Effects

The following is a brief summary of certain other provisions of our amended and restated certificate of incorporation, bylaws, amended and restated 2000 Stock Incentive Plan and Delaware General Corporation Law that may have anti-takeover effects:

Provision	Anti-Takeover Effect
Amended and Restated Certificate of Incorporation

Article IV currently authorizes the board to issue up to 5,000,000 shares of preferred stock, with rights and preferences fixed by the board, at anytime, without further stockholder approval. Of these shares of preferred stock, currently 4,300,000 have been designated as Series A-2 preferred stock and 3,333,380 of such shares are currently issued and outstanding.	The issuance of shares of preferred stock may delay or prevent a change in control transaction without further action by our stockholders. As a result, the market price of our common stock and the voting and other rights of the holders of our common stock may be adversely affected. The issuance of preferred stock may result in the loss of voting control to others.

Article V authorizes the board to amend, repeal, alter or rescind the bylaws at any time without stockholder approval, and requires stockholder amendments to the bylaws to be approved by at least 66 2/3% of outstanding shares entitled to vote.	Enhances board control over our bylaws and limits the ability of our stockholders to effect changes quickly with a simple majority vote.

Article VI provides that vacancies on the board may only be filled by vote of the remaining members of the board, and also provides that a director may only be removed by stockholders if such removal is for cause and stockholders supporting such removal hold at least 66 2/3% of the outstanding voting stock.	Limits or eliminates the ability of a potential acquiror to gain influence at the board level until the next stockholder meeting called for purposes of election of the board. Limits the ability of stockholders to remove members of the board outside of a meeting called for purposes of electing directors.

Provision	Anti-Takeover Effect

Article VII prohibits actions by written consent of the stockholders of Occam, imposes requirements, limitations and restrictions on stockholder proposals to be considered at annual stockholder meetings or special stockholder meetings, and provides that special meetings of stockholders may only be called by the chairman of the board of directors or a majority of the members of the board.	Limits the ability of a potential acquiror or stockholders favoring a change of control to act quickly without a meeting or by special meeting.

Article X requires any amendment or repeal of Articles IV (authorized shares and preferred stock), V (amendments to the bylaws), VI (number of directors, election of directors and vacancies), VII (no stockholder action by written consent, limitations on stockholder proposals, calling of special stockholder meetings), VIII (indemnification of directors, officers and employees), IX (election to be governed by Section 203 of the DGCL) or X (requirement for at least 66 2/3 approval of amendments to certain provisions of certificate of incorporation) to be approved by the holders of at least 66 2/3% of our outstanding voting stock.	Precludes a reduction in specified board powers or the removal of the specified limitations, restrictions and requirements applicable to stockholder actions until such time as proponents of such changes hold voting stock representing at least 66 2/3% of our outstanding voting stock. Accordingly, these provisions may discourage potential acquisition transactions by making such transactions more difficult to implement.

Bylaws

Article II, Section 5 provides that special meetings of stockholders may only be called by the chairman of the board of directors, a majority of the board or stockholders representing at least 50% of the votes at that meeting.	This precludes a potential acquiror or stockholders supporting a potential take-over from calling a special stockholders meeting until such time as they hold at least 50% of our voting stock. Stockholders’ rights to call a special meeting are further limited by the amended and restated certificate of incorporation as described above.

Article III, Section 2 provides that vacancies in the board may be filled by vote of a majority of directors then in office.	Precludes or limits the ability of a potential acquiror to appoint representatives to the board of directors prior to the annual meeting of stockholders.

Article VIII, Section 1 provides that the bylaws may be amended only by the vote of the board of directors or holders of at least 66 2/3% of the outstanding voting stock.	These provisions have the effect of protecting the powers of the board and the limitations on the powers of stockholders set forth in the bylaws.

Provision	Anti-Takeover Effect
Amended and Restated 2000 Stock Incentive Plan

The plan administrator (currently the board of directors) has the discretionary authority to structure one or more outstanding options under the discretionary option grant program so that those options shall, immediately prior to the effective date of a merger or other change of control, become exercisable for all the shares of common stock at the time subject to those options and may be exercised for any or all of those shares as fully vested shares of common stock, whether or not those options are to be assumed in the change of control transaction. In addition, the plan administrator has the discretionary authority to structure one or more of Occam’s repurchase rights under the discretionary option grant program so that those rights shall not be assignable in connection with such transaction and shall accordingly terminate upon the consummation of the transaction, and the shares subject to those terminated rights shall thereupon vest in full. The plan contains additional provisions providing for acceleration of option grants to directors in the event of a change of control transaction, particularly in the context of a change of control transaction not approved by the board of directors.	The vesting of previously unvested options and shares under this plan upon a merger or change of control may discourage acquisition proposals due to the dilutive effect of the additional shares issued or issuable under the plan and the removal of an incentive for employees to remain with the business.

Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law or DGCL which regulates corporate acquisitions prohibits Delaware corporations from engaging, under some circumstances, in a “business combination” with any “interested stockholder” for three years following the date that such stockholder becomes an interested stockholder. A Delaware corporation may “opt out” of the protections of Section 203 with an express provision in its certificate of incorporation. We have “opted into” the protections of Section 203.	The application of this section of the DGCL may have the effect of frustrating a potential take-over bid from an “interested stockholder.”

Increase for Issuances Upon Conversion of Series A-2 Preferred Stock

We require approximately 325,016,364 shares of common stock in order to effect the conversion of our presently outstanding Series A-2 preferred stock and Series A-2 preferred stock issuable upon exercise of outstanding warrants. Between November 2003 and March 2005, we sold a total of 3,333,380 shares of Series A-2 preferred stock and warrants exercisable for 241,800 shares of Series A-2 preferred stock in private placement transactions. These shares of outstanding and issuable preferred stock are convertible into approximately 325,016,364 shares of common stock. In addition, we currently propose to offer holders of our common stock who did not participate in the private placement transactions an opportunity to purchase up to an aggregate of 900,000 shares of Series A-2 preferred stock, and if this offering were fully subscribed, the 900,000 shares would be convertible into approximately 81,818,182 shares of our common Stock. As a result, approximately 406,834,545 shares of our common stock are reserved for issuance upon conversion of outstanding and issuable Series A-2 preferred stock.

Increase for Issuance of Shares in the Rights Offering

We intend to conduct a rights offering in which existing holders of our common stock will be offered an opportunity to participate in the Series A-2 preferred stock financing at the same price per share as inside investors of Occam who have already purchased shares of Series A-2 preferred stock. Occam will sell and issue up to a maximum of 900,000 shares of Series A-2 preferred stock in connection with the rights offering. If fully subscribed, the rights offering would result in total proceeds, before expenses, of approximately $9,000,000 to Occam. We cannot predict if, or to what extent, common stockholders will elect to participate in the rights offering or the amount of funds we may raise. No offers or sales of securities in connection with the rights offering may be made unless and until the SEC has declared our registration statement to be effective.

Increase for Future Transactions

At the current time, we do not have plans to issue additional shares of our common stock or preferred stock, other than as described above.

Nevertheless, we may require additional shares of common stock or preferred stock for issuance in strategic transactions that our board of directors may approve in the future. We are not currently profitable. Although we raised a significant amount of capital in the Series A-2 financing, we expect to continue to devote substantial capital resources to research and development activities, as well as our sales, marketing, and customer service organizations, the enhancement of our information technology infrastructure and other general corporate activities. In the event we do need to raise capital, we want to have a sufficient number of shares available for issuance without having to go through the delay and expense of soliciting stockholder approval of an amendment to our amended and restated certificate of incorporation. These shares may also be used for strategic business relationships, licensing arrangements or any other proper corporate purposes that may be identified by our board of directors from time to time.

Relationship to Proposal Three

Proposal Four to approve an amendment to our amended and restated certificate of incorporation to increase the authorized number of shares is independent of and unrelated to Proposal Three to authorize the board of directors to effect the Reverse Stock Split. The approval or rejection of one will not affect the other. However, you are encouraged to consider the merits and impact of these proposals independently and as a whole.

Required Vote

Approval of the amendment of our amended and restated certificate of incorporation will require the affirmative vote of at least 66 2/3% of the outstanding voting stock of Occam, including the Series A-2 preferred stock voting on an as-converted basis in person or by proxy, the affirmative vote of a majority of the shares of common stock outstanding, in person or by proxy, voting as a separate class, and the affirmative vote of a majority of the shares of Series A-2 preferred stock outstanding, in person or by proxy, voting as a separate class.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED AMENDMENT OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AND RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.

PROPOSAL FIVE

AMENDMENT TO OUR AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER AND TO REVISE THE AUTOMATIC ANNUAL INCREASE IN THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER

At the annual meeting of stockholders, our stockholders will be asked to approve an amendment to our amended and restated 2000 Stock Incentive Plan (the “Plan”) to increase the number of shares of our common stock to be reserved for issuance thereunder from 55,969,814 shares to 80,969,814 shares and to reduce the automatic annual increase in the number of shares reserved for issuance thereunder from five percent to three percent of the total number of shares of common stock outstanding (including shares of common stock issuable upon conversion of all outstanding shares of preferred stock) on the last trading day in December of the immediately preceding calendar year, with no limit on the amount of such annual increase. Our stockholders have approved the Plan and all previous amendments thereto. The additional shares are required so that we have enough shares for future grants to attract and retain qualified executive officers and other key employees. The loss of the services of or inability to retain any key management personnel or key sales personnel or engineers could adversely affect our business.

On April 14, 2005 our board of directors approved the amendment to increase the number of shares authorized under the Plan by 25,000,000 shares and to reduce the automatic annual increase in the number of shares reserved for issuance thereunder as proposed in this Proposal Five, subject to stockholder approval and, in the case of the 25,000,000 share increase, the issuance of a permit by the California Department of Corporations. The proposed share increase is expected to fund the Plan until the 2006 annual meeting of stockholders.

SUMMARY AND DESCRIPTION OF THE PLAN

Purpose

The Plan is used to attract and retain the best people for positions of substantial responsibility, provide additional incentives to our employees, directors and consultants and promote the success of our business. The Plan provides for three separate equity incentive programs: (1) the Discretionary Option Grant Program for eligible persons to be granted stock options, (2) the Stock Issuance Program for eligible persons to be issued common stock through the immediate purchase of such shares or as a bonus for services rendered and (3) the Automatic Option Grant Program for the non-employee directors.

Administration

The Plan may generally be administered by the board of directors or a primary committee (officer and directors compensation) and secondary committee (other employees compensation) appointed by the board. The plan administrator may, within the scope of its administrative functions under the Plan, make any determination deemed necessary or advisable for the Plan.

Eligibility

Nonstatutory stock options, incentive stock options, stock appreciation rights and stock issuances may be granted under the Plan to our employees, consultants and non-employee directors. As of March 31, 2005, there were eighty employees, six directors and no consultants eligible to participate in the Plan. The plan administrator has the discretion to select the employees, directors or consultants to whom options and other awards may be granted based on such individual’s personal performance, our financial performance and such individual’s contribution to our performance. The size of such awards will be at levels competitive enough to attract and retain highly skilled individuals. In addition, the plan administrator may determine the time or times at which such options and other awards will be granted and the exercise price and number of shares subject to each such grant.

The grant of options under the amended and restated 2000 Stock Incentive Plan to our employees, consultants and non-employee directors is subject to the discretion of the plan administrator. No grants of options were made to the chief executive officer and the other executive officers named in the Summary Compensation Table below during the 2004 fiscal year. Information regarding options granted to directors during the 2004 fiscal year is provided in “Director Compensation” in Proposal One of this proxy statement.

Limitations

Under Section 162(m) of the Internal Revenue Code certain limits are placed on the deductibility for federal income tax purposes of compensation paid to certain executive officers. In an effort to preserve the deductibility of compensation income associated with options and stock purchase rights granted to such persons, the Plan provides that no employee may be granted, in any fiscal year, options, stock appreciation rights and stock issuances of more than 5,000,000 shares of common stock.

Discretionary Option Grant Program

Terms and Conditions

Each option grant is evidenced by a written agreement that is subject to the following terms:

Exercise Price — The plan administrator determines the exercise price of options at the time they are granted, provided, that the exercise price of an option may not be less than 100% of the fair market value (i.e., closing sale price) of the common stock on the date of such grant; provided, however, that the exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value on the date of such grant.

Exercise Form — The plan administrator determines when the options become exercisable and may in its discretion accelerate the vesting of any outstanding option. The Plan permits payment in the form of cash, check, certain other shares of stock, or cashless exercise (brokers sale).

Term of Option — The term of an option can be no more than ten years from the date of grant; provided, however, that in the case of an incentive stock option granted to a 10% stockholder, the term of the option may be no more than five years from the date of grant. No option may be exercised after the expiration of its term.

Termination of Employment — If an optionee’s service relationship terminates for any reason, including death or disability, then all options held by the optionee under the plan expire on the earlier of (i) the date noted in his or her notice of grant (with such date being at least thirty days after such termination for any termination other than due to death or disability and at least six months after such termination for a termination due to death or disability) or (ii) the expiration date of such option. If an optionee is terminated for misconduct, his or her options will terminate immediately.

Nontransferability of Options — Unless the plan administrator determines otherwise, options granted under the plan are generally not transferable other than by will or the laws of descent and distribution and may generally be exercised during the optionee’s lifetime only by the optionee.

Other provisions — The stock option agreement may contain other terms and conditions not inconsistent with the Plan as may be determined by the plan administrator.

Stock Repurchase Rights — The plan administrator will have the discretion to grant options that are exercisable for unvested shares of common stock. Should the optionee cease service while holding unvested shares the Plan affords the plan administrator the right to repurchase the unvested shares at the exercise price paid per share.

Corporate Transaction/Change In Control

In the event that the stock of Occam changes by reason of a stock split, reverse stock split, stock dividend, combination, reclassification or other change in the capital structure of Occam effected without the receipt of consideration, appropriate adjustments will be made in the number and class of shares of stock subject to the Plan, the number and class of shares of stock subject to any option, stock appreciation right or stock issuance outstanding under the Plan, and the exercise price of any such outstanding option, stock appreciation right or stock issuance.

In the event of a merger, consolidation, acquisition of assets, liquidation or like occurrence each outstanding option, stock appreciation right or stock purchase right and Occam stock repurchase rights will fully vest effective immediately prior to such occurrence except to the extent those rights are assigned or replaced as part of the occurrence. For example, outstanding options would not accelerate to the extent that a successor corporation in a merger, acquisition or similar transaction agrees to assume the options.

Cancellation and Regrant

The plan administrator has the power and authority to cancel and regrant stock options, subject to optionee’s consent, with an exercise price on the new grant date based on the fair market value.

Stock Appreciation Rights

The plan administrator has full power and authority to grant to selected optionees, tandem stock appreciation rights and/or limited stock appreciation rights.

Stock Issuance Program

The plan administrator has the power and authority to issue shares of common stock of Occam through direct and immediate issuances or as part of the attainment of designated performance goals by our officers, directors and key employees. The shares subject to the stock issuance program will require a stock issuance agreement and will be based on 100% of the fair market value of the common stock on the issuance date. Subject to certain limitations, any corporate transaction or change in control will cause the shares under this program to fully vest just prior to the date of the corporate transaction or change in control except in the event the rights under this program are assigned as part of that corporate transaction or change in control or such acceleration of vesting is precluded by limitations imposed in the stock issuance agreement. In addition, subject to certain limitations, any repurchase rights Occam has will automatically terminate just prior to the date of that corporate transaction or change in control except to the extent such rights are assigned. Unvested shares may be held in escrow at the discretion of the plan administrator.

Automatic Option Grant Program

The plan administrator will automatically grant options to non-employee directors of Occam when each individual is first elected as a non-employee director and on each annual meeting of the stockholders; provided, however, that each individual must be a director for a minimum of six months prior to the grant of an annual award. The number of shares is 30,000 and 10,000, respectively. The exercise price is 100% of the fair market value of the common stock on the grant date and the options will have a termination date of ten years from date of grant. The initial 30,000 share options vest in a series of eight successive equal quarterly installments upon the director’s completion of each three-month period of service as a member of the board of directors beginning on the date of grant. The annual 10,000 share options vest semi-annually over the twelve-month period from the date of grant. In the event the optionee ceases service including death or disability, the optionee or to the extent of death, the optionee’s estate, will have twelve months from the date they ceased service to exercise the vested shares subject to their options.

Amendment and Termination of the Plan

The board of directors may amend, alter, suspend, or terminate the Plan or any part thereof, at any time and for any reason. However, we will obtain stockholder approval for any amendment to the Plan to the extent necessary and desirable to comply with applicable law. No such action by the board of directors or stockholders may alter or impair any option, stock appreciation right or stock issuance previously granted under the plan without the written consent of the optionee. Unless terminated earlier, the Plan will terminate ten years from the date of approval by the stockholders or board of directors, whichever is earlier.

Federal Income Tax Consequences

Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held more than twelve months may be taxed at a maximum federal rate of 15%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also one of our officers, directors, or 10% stockholders. Unless limited by Section 162(m) of the Internal Revenue Code, we are entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by one of our employees is subject to tax withholding by us. Unless limited by Section 162(m) of the Internal Revenue Code, we are entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held more than twelve months may be taxed at a maximum federal rate of 15%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

Stock Appreciation Rights. No income will be recognized by a recipient in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the recipient generally will be required to include as taxable ordinary income in the year of exercise an amount equal to the sum of the amount of cash received and the fair market value of any common stock received on the exercise. In the case of a recipient who is also an employee, any income recognized on exercise of a stock appreciation right will constitute wages for which withholding will be required. We will generally be entitled to a tax deduction in the same amount. If the optionee receives common stock upon the exercise of a stock appreciation right, any gain or loss on the subsequent sale of such stock will be treated in the same manner as nonstatutory stock options.

Stock Issuances. Stock issuances will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code, because we may repurchase the stock when the purchaser ceases to provide services to us. As a result of this substantial risk of forfeiture, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture (i.e., when our right of repurchase lapses). The purchaser’s ordinary income is measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to right of repurchase.

The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty days of purchase), an election pursuant to Section 83(b) of the Internal Revenue Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by us. Different rules may apply if the purchaser is also one of our officers, directors, or 10% stockholders.

The foregoing is only a summary of the effect of federal income taxation upon optionees and us with respect to the grant and exercise of options and other awards under the Plan. It does not purport to be complete, and does not discuss the tax consequences of the employee’s or consultant’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee or consultant may reside.

The following table presents the benefits or amounts that will be received by or allocated to each of the identified individuals or groups for fiscal 2005, to the extent that these benefits or amounts are determinable.

NEW PLAN BENEFITS

AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN

Name and Position	Dollar Value	Number of Units
Robert L. Howard-Anderson President, Chief Executive Officer, Senior Vice President of Product Operations, and Director	N/A	N/A
Howard M. Bailey Chief Financial Officer and Secretary	N/A	N/A
Pete S. Patel Former Vice President of Operations	N/A	N/A
Mark Rumer Chief Technology Officer	N/A	N/A
Russell J. Sharer Vice President of Sales and Marketing	N/A	N/A
All current executive officers	N/A	N/A
All current directors who are not executive officers	(1)	50,000(2)
All employees who are not executive officers	N/A	N/A

(1)	The dollar value of the options to be granted depends on the price of Occam’s common stock at the time of grant.

(2)	Based on the current non-employee directors being re-elected at the 2005 annual meeting of stockholders and each receiving an option to purchase 10,000 shares of common stock under the Automatic Option Grant Program pursuant to the Plan.

As of the date of this proxy statement, other than the option grants disclosed in the new plan benefits table above, there has been no determination by the plan administrator with respect to future awards under the amended and restated 2000 Stock Incentive Plan to any of our executive officers and directors. Accordingly, future awards are not determinable.

Required Vote

The affirmative vote of a majority of the holders of shares of outstanding stock entitled to vote and present at the meeting, either in person or by proxy, is required to approve this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED ADOPTION OF THE PROPOSED AMENDMENT TO THE AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN AND RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock and Series A-2 preferred stock on April 22, 2005. Based on the current conversion price of $0.11, the 3,560,180 shares of Series A-2 preferred stock outstanding on April 22, 2005 are convertible into approximately 323,652,727 shares of common stock. The table also reflects ownership of the Series A-2 preferred stock as a separate class. The table reflects beneficial ownership for the following persons and classes of persons:

•	each person who is the beneficial owner of 5% or more of the outstanding shares of our common stock or preferred stock;

•	each director of Occam;

•	each executive officer named in the summary compensation table; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. In computing the number of shares of common stock beneficially owned, shares subject to options or warrants held by a stockholder that are exercisable within sixty days of April 22, 2005 are deemed outstanding for the purpose of determining the percentage ownership of that stockholder. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other stockholder. As of April 22, 2005, we had 269,247,862 shares of common stock outstanding and 3,560,180 shares of Series A-2 preferred stock outstanding. Assuming conversion of all outstanding Series A-2 preferred stock at the current conversion price, we would have had outstanding 592,900,589 shares of common stock as of April 22, 2005. Unless otherwise indicated, the address for each person is our address at 77 Robin Hill Road, Santa Barbara, California 93117.

	Common Stock (1)			Series A-2 Preferred Stock			As-converted (2)
Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned	Number of Shares of Series A-2 Preferred Beneficially Owned		Percentage Series A-2 Beneficially Owned As a Separate Class	Number of Common Shares Beneficially Owned After Conversion	Percentage of Shares Beneficially Owned after Conversion
Named Executive Officers & Directors
Robert Howard-Anderson	4,378,499	(3)	1.6%	—		—	4,378,499	*
Howard M. Bailey	2,279,167	(4)	*	—		—	2,279,167	*
Pete S. Patel	417,227		*	—		—	417,227	*
Mark Rumer	7,486,116	(5)	2.8%	—		—	7,486,116	1.3%
Russell J. Sharer	1,660,289	(6)	*	—		—	1,660,289	*
Steven M. Krausz	84,833,228	(7)	31.5%	1,390,910	(9)	39.1%	211,279,592	35.6%
Robert B. Abbott	38,754,035	(8)	14.4%	653,200	(10)	18.3%	98,135,853	16.6%
Robert Bylin	—		—	—		—	—	—
Thomas Pardun	—		—	—		—	—	—
Kenneth Cole	—		—	—		—	—	—
All current directors and executive officers as a group (10 persons)	139,808,561		50.2%	2,044,110		57.4%	325,636,743	54.1%

5% Stockholders
Alta Partners One Embarcadero Center, Suite 4050 San Francisco, CA 94111	—		—	826,800	(11)	23.2%	75,163,636	12.7%
U.S. Venture Partners 2735 Sand Hill Road Menlo Park, CA 94025	84,763,228	(12)	31.5%	1,390,910	(13)	39.1%	211,209,592	35.6%
New Enterprise Associates 2490 Sand Hill Road Menlo Park, CA 94025	49,606,603	(14)	18.4%	320,000	(15)	8.9%	78,697,512	13.3%
Norwest Venture Partners 525 University Avenue, Suite 800 Palo Alto, CA 94301	38,704,036	(16)	14.4%	653,200	(17)	18.3%	98,085,854	16.5%
Tellabs Equity Holdings Corporation 1465 North McDowell Boulevard Petaluma, CA 94954	—		—	200,000		5.6%	18,181,818	3.1%

*	Represents less than 1% of the total shares.

(1)	Based on outstanding shares of Common Stock as of April 22, 2005, and includes, for each individual listed, any options to acquire shares of common stock that were exercisable within 60 days after April 22, 2005.

(2)	Based on outstanding shares of common stock, assuming conversion of all outstanding Series A-2 preferred stock, and includes options and warrants to acquire shares of common stock held by the named individual or entity, and all executive officers as a group, that were exercisable within 60 days after April 22, 2005. Assumed conversion ratio for conversion of Series A-2 preferred stock into common stock is 90.9091 shares of Common Stock for each issued and outstanding share of Series A-2 preferred stock. Applicable conversion ratio is subject to adjustment as described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 21, 2003 and the Certificate of Designation of the Series A-2 preferred stock filed as Exhibit 4.4 of such Form 8-K.

(3)	Includes options to purchase 4,378,499 shares within 60 days of April 22, 2005.

(4)	Includes options to purchase 2,279,167 shares within 60 days of April 22, 2005.

(5)	Includes options to purchase 1,163,007 shares within 60 days of April 22, 2005.

(6)	Includes options to purchase 1,456,589 shares within 60 days of April 22, 2005.

(7)

Includes (a) 10,326,428 shares held by U.S. Venture Partners V, L.P. (“USVP V”); (b) 573,665 shares held by USVP V International, L.P. (“V Int’l”); (c) 321,292 shares held by 2180 Associates Fund V, L.P. (“2180 V”); (d) 252,449 shares held by USVP V Entrepreneur Partners, L.P. (“EP V”); (e) 70,271,575 shares held by U.S. Venture Partners VII, L.P. (“USVP VII”); (f) 1,464,015 shares held by 2180 Associates Fund VII, L.P. (“2180 VII”); (g) 731,968 shares held by USVP Entrepreneur Partners VII-A L.P. (“EP VII-A”); and (h) 731,968 shares held by USVP Entrepreneur Partners VII-B

L.P. (“EP VII-B”). Mr. Krausz is a managing member of Presidio Management Group V, L.L.C. (“PMG V”) and Presidio Management Group VII, L.L.C. (“PMG VII”). PMG V is the general partner of each of USVP V, V Int’l, 2180 V and EP V. PMG VII is the general partner of USVP VII. PMG V or PMG VII may be deemed to share voting and dispositive power over the shares held by each of USVP V, V Int’l, 2180 V, EP V and USVP VII, as the case may be. Accordingly, as the managing member of PMG V and PMG VII, Mr. Krausz may be deemed to share voting and dispositive power over these shares as well. Mr. Krausz disclaims beneficial interest in such shares, except as to his proportionate membership interest therein. Also includes options to purchase 70,000 shares held by Mr. Krausz.

(8)	Includes (a) 36,872,799 shares held by Norwest Venture Partners VIII L.P., (b) 1,831,257 shares held by NVP Entrepreneurs Fund VIII L.P. and (c) options held by Mr. Abbott to purchase 50,000 shares.

(9)	Includes (a) 1,224,000 shares held by USVP VII; (b) 25,500 shares held by 2180 VII; (c) 12,750 shares held by EP VII-A; (d) 12,750 shares held by EP VII-B; (e) 104,319 shares held by USVP V; (f) 5,796 shares held by V Int’l; (g) 3,245 shares held by 2180 V; and (h) 2,550 shares held by EP V. Mr. Krausz is a managing member of Presidio Management Group V, L.L.C. (“PMG V”) and Presidio Management Group VII, L.L.C. (“PMG VII”). As noted in footnote 4, as the managing member of PMG V and PMG VII, Mr. Krausz may be deemed to share voting and dispositive power over these shares as well. Mr. Krausz disclaims beneficial interest in such shares, except as to his proportionate membership interest therein.

(10)	Includes 622,283 shares held by Norwest Venture Partners VIII, L.P. and 30,917 shares held by NVP Entrepreneurs Fund VIII, L.P.

(11)	Includes (a) 799,793 shares held by Alta California Partners III, L.P. and (b) 27,007 shares held by Alta Embarcadero Partners III, LLC.

(12)	Includes (a) 10,326,428 shares held by USVP V; (c) 573,665 shares held by V Int’l; (c) 321,292 shares held by 2180 V; (d) 252,449 shares held by EP V; (e) 70,271,575 shares held by USVP VII; (f) 1,465,015 shares held by 2180 VII; (g) 731,968 shares held by EP VII-A; (h) 731,968 shares held by VII-B and (i) a warrant to purchase 89,868 shares held by USVP VII.

(13)	Includes (a) 1,224,000 shares held by USVP VII: (b) 25,500 shares held by 2180 VII; (c) 12,750 shares held by EP VII-A; (d) 12,750 shares held by EP VII-B; (e) 104,319 shares held by USVP V; (f) 5,796 shares held by V Int’l; (g) 3,245 shares held by 2180 V; and (h) 2,550 shares held by EP V. Mr. Krausz is a managing member of Presidio Management Group V, L.L.C. (“PMG V”) and Presidio Management Group VII, L.L.C. (“PMG VII”). As noted in footnote 4, as the managing member of PMG V and PMG VII, Mr. Krausz may be deemed to share voting and dispositive power over these shares as well. Mr. Krausz disclaims beneficial interest in such shares, except as to his proportionate membership interest therein.

(14)	Includes (a) 3,233,522 shares held by NEA VII; (b) 672,110 shares held by NEA Partners VII; (c) 1,486 shares held by Presidents Partners; (d) 45,611,415 shares held by NEA 9; (e) 10,185 shares held by NEA Ventures and (f) a warrant to purchase 77,885 shares of common stock held by NEA 9.

(15)	Includes 320,000 shares held by NEA 9.

(16)	Includes (a) 36,872,779 shares held by Norwest Venture Partners VIII L.P. and (b) 1,831,257 shares held by NVP Entrepreneurs Fund VIII L.P.

(17)	Includes 622,283 shares held by Norwest Venture Partners VIII, L.P. and 30,917 shares held by NVP Entrepreneurs Fund VIII, L.P.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning the compensation earned for services rendered during the 2004, 2003 and 2002 fiscal years by our current chief executive officer and for each of our five other most highly compensated executive officers whose salary and bonus for the 2004 fiscal year was in excess of $100,000. Compensation earned for services rendered to Occam, the California corporation, are included in this table for periods prior to the May 2002 merger. Mr. Patel is included as he served as Vice President Operations until his resignation in September 2004. No other executive officer that would otherwise have been included in this table on the basis of salary and bonus earned for the 2004 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during that year.

SUMMARY COMPENSATION TABLE

Name and Principal Positions	Years	Annual Compensation			Long-Term Compensation Awards
Securities Underlying Options/SARs (#)
		Salary ($)	Bonus ($)
Robert L. Howard-Anderson President, Chief Executive Officer, and Senior Vice President of Product Operations	2004 2003 2002	$181,937 161,417 164,154	$	— — 25,000	— 3,225,000 3,259,199
Howard M. Bailey Chief Financial Officer	2004 2003 2002	$144,568 157,471 98,770	$	— — 25,000	— 1,000,000 2,400,000
Pete S. Patel Vice President of Operations (1)	2004 2003 2002	$140,834 159,805 184,795	$	— — —	— 865,752 65,822
Mark Rumer Chief Technology Officer	2004 2003 2002	$155,354 149,600 165,685		$18,695 10,713	— 1,000,000 50,800
Russell J. Sharer Vice President of Sales & Marketing	2004 2003 2002	$154,670 141,742 165,685	$	— —	— 1,123,000 101,910

(1)	Mr. Patel served as our Vice President of Operations from April 1999 until September 2004.

Stock option grants

We did not grant any stock options to our executive officers named above in the summary compensation table during our 2004 fiscal year.

Aggregated option exercises and fiscal year-end values

The following table provides information, with respect to each of our executive officers named above in the summary compensation table, concerning unexercised options held by them at the end of that fiscal year. None of the named executive officers exercised any stock options or stock appreciation rights during the 2004 fiscal year, and no stock appreciation rights were held by any named executive officer at the end of such year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

	Number of Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($) (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert L. Howard-Anderson	3,596,099	2,888,099	—	—
Howard M. Bailey	1,854,167	1,545,833	7,000	4,200
Pete S. Patel	1,275,850	—	925	—
Mark Rumer	940,422	823,328	844	325
Russell J. Sharer	1,462,588	77,408	13,837	261

(1)	Determined based on the closing selling price per share of our common stock on the OTC Bulletin board on December 31, 2004, less the option exercise price payable per share.

Equity Compensation Plan Information

The following table provides information as of April 22, 2005, about shares of our common stock that may be issued upon the exercise of options and similar rights under all of our existing equity compensation plans, including our amended and restated 2000 Stock Incentive Plan, 1999 Stock Plan, and 2000 Employee Stock Purchase Plan. Our stockholders have approved all of our equity incentive plans. Our stockholders have not approved a grant to Gary Sbona, the former Chairman and Chief Executive Officer of Occam CA, of an option to purchase 3,880,600 shares of our common stock at an exercise price of $1.938 per share which was granted outside of a formalized plan. Occam CA’s stockholders approved its 1999 Stock Plan. Options to purchase shares of Occam CA common stock granted pursuant to Occam CA’s 1999 Stock Plan were assumed by us in connection with the merger of Occam CA and Accelerated Networks and are governed by the terms of that plan. No additional options will be issued under the 1999 Stock Plan and employee contributions and stock issuances under the 2000 Employee Stock Purchase Plan have been terminated.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	66,397,868	(2)	$0.118	(3)	29,101,157	(4)
Equity compensation not approved by security holders	3,880,600		$1.938		—
Total	70,278,468		$0.219		29,101,157

(1)	We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the 2000 Employee Stock Purchase Plan or the weighted average exercise price of outstanding rights under such plan. The 2000 Employee Stock Purchase Plan provides that shares of our common stock may be purchased at a per share price equal to 85% of the fair market value of the common stock on the beginning of the offering period or a purchase date applicable to such offering period, whichever is lower.

(2)	Reflects the number of shares of common stock to be issued upon exercise of outstanding options under the amended and restated 2000 Stock Incentive Plan and the 1999 Stock Plan.

(3)	Reflects weighted average exercise price of outstanding options under the amended and restated 2000 Stock Incentive Plan and 1999 Stock Plan.

(4)	Includes 23,466,157 shares available for future issuance under the amended and restated 2000 Stock Incentive Plan and 4,190,000 shares available for future issuance under the 2000 Employee Stock Purchase Plan in the event it is re-instated. The amended and restated 2000 Stock Incentive Plan provides that the number of securities available for issuance under such plan shall automatically increase on the first trading day of January each calendar year by an amount equal to five percent (5%) of the total number of shares of common stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event shall any such annual increase exceed six million eight hundred seventy-five thousand (6,875,000) shares, as adjusted for stock splits, recapitalizations and the like. If approved, Proposal Five will reduce this automatic annual increase to three percent (3%), with no maximum limitation on the amount of such increase.

Employment contracts and change in control arrangements

Robert L. Howard-Anderson, our current President and Chief Executive Officer, is a party to an employment agreement with us, which became effective as of February 14, 2002 when he joined Occam CA as Senior Vice President of Product Operations. In connection with his employment agreement, Mr. Howard-Anderson was granted an option to purchase 3,259,199 shares of our common stock at an exercise price of $0.09 per share. One-fourth of the shares subject to the option vested one year after the commencement of his employment and the remainder are vesting in equal installments each month thereafter so that the option will be fully vested and exercisable four years from the vesting commencement date. If Mr. Howard-Anderson is involuntarily terminated within twelve months following an acquisition of over 50% of our then-outstanding voting securities or a merger or consolidation in which we do not own more than 50% of the surviving entity, or through a sale or disposition of all or substantially all of our assets, vesting on the unvested portion of the option to purchase 3,259,199 shares of our common stock will accelerate and vest to the extent of an additional 25% of the number of shares originally granted.

Howard M. Bailey, our current Chief Financial Officer, is a party to an employment agreement with us, which became effective during June 2002. We agreed to compensate Mr. Bailey for the reasonable travel expenses between his home in the San Francisco Bay Area and our principal executive offices in Santa Barbara. We agreed to grant Mr. Bailey an option to purchase 2,400,000 shares of our common stock, 1,000,000 shares of which were granted as of June 17, 2002 at an exercise price of $0.20 per share, and 1,400,000 of which were granted on December 17, 2002 at an exercise price of $0.08 per share. One-fourth of the shares subject to the option vest one year after the commencement of his employment and the remainder will vest in equal installments each month thereafter so that the option will be fully vested and exercisable four years from the vesting commencement date. If Mr. Bailey is involuntarily terminated within twelve months following an acquisition of over 50% of our then-outstanding voting securities or a merger or consolidation in which we do not own more than 50% of the surviving entity, or through a sale or disposition of all or substantially all of our assets, vesting on the unvested portion of the options to purchase 2,400,000 shares of our common stock will accelerate and vest to the extent of an additional 25% of the number of shares originally granted.

The compensation committee of the board of directors, as the plan administrator of the amended and restated 2000 Stock Incentive Plan, has the authority to provide for accelerated vesting of the shares of common stock subject to any outstanding options held by the chief executive officer, or any other executive officer, or any unvested share issuances actually held by such individual, in connection with certain changes in control of Occam or the subsequent termination of the officer’s employment following the change in control event.

Certain Transactions

Indemnification Agreements

In addition to the indemnification provisions contained in our certificate of incorporation and bylaws, we have entered into separate indemnification agreements with each of our directors and officers. These agreements require us, among other things, to indemnify each such director and officer against expenses (including attorneys’ fees), judgments, fines and settlements paid by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as our director or officer (other than such liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us. We also provide director and officer liability insurance to our directors and officers at our expense. We have been named as defendants in several class action lawsuits generally referred to as “IPO Allocation” and “Florida IPO Allocation” claims relating to our initial public offering in June 2000. Certain of our former officers and directors and one of our current directors, Steven Krausz, have been named as co-defendants in these class action lawsuits and we may be required to indemnify these persons in connection with the lawsuits and our director and officer liability insurance provider may be required to pay damages, awards or settlement amounts on behalf of such current and former directors and officers.

Series A-2 Financing

In October 2003, in light of a substantial need for additional working capital, our board of directors delegated full authority to a special financing committee of the board to structure, negotiate, and conclude, with the assistance of Occam’s financial advisor and Chief Financial Officer, an equity financing transaction with existing investors. Occam had previously sought alternative sources of financing from new investors but had not been successful in obtaining any financing commitments. The special committee was initially comprised of Robert L. Howard-Anderson, who serves as our President and Chief Executive Officer and as a member of our board of directors. In January 2004, Tom Frederick joined our board of directors and was appointed to serve as a member of the special financing committee. Mr. Frederick resigned from the board of directors in September 2004. Directors Robert E. Bylin and Kenneth Cole were appointed to the committee in January 2005.

In November 2003, the special committee designated a new series of our preferred stock as the Series A-2 preferred stock, and we raised approximately $16.1 million in the initial private placement of

Series A-2 preferred stock. The principal investors at the initial closing were investment funds affiliated with U.S. Venture Partners (USVP), Norwest Venture Partners (Norwest), and New Enterprise Associates (NEA). These investors collectively held approximately 64.7% of our outstanding common stock immediately prior to the private placement, and representatives of each of these funds serve on our board of directors. We sold the Series A-2 preferred stock at a price of $10.00 per share, and each share is presently convertible into approximately 90.9 shares of common stock at a common-equivalent conversion price of $0.11.

In January and February 2004, the special committee, together with Occam’s financial advisors, negotiated the terms of an additional investment in the Series A-2 preferred stock by investment funds affiliated with Alta Partners. Alta had not previously invested in Occam. At a closing held in March 2004, Alta invested $4.0 million in the Series A-2 preferred stock financing at the same price per share and with substantially similar contractual rights as those established at the initial closing. As a condition to obtaining Alta’s investment, however, the special financing committee approved our granting to Alta Partners warrants to acquire up to an additional $3.8 million of Series A-2 preferred stock at an exercise price of $10.00 per share. No other purchasers of Series A-2 preferred stock in the private placement transactions received any warrants, and purchasers in the rights offering described below will not receive any warrants. The amount of the Alta warrants was subject to reduction based on our ability to raise additional financing. In April 2004, investment funds affiliated with USVP and Norwest purchased additional shares of Series A-2 preferred stock for an aggregate additional investment of $1.5 million. As a result, the amount subject to the Alta warrants automatically decreased to approximately $2.3 million. This amount was subject to further reduction by the amount, if any, that we raised in excess of $1.5 million in connection with the rights offering. To the extent exercisable, Alta was permitted to exercise these warrants during the period beginning after the end of the rights offering and continuing through September 2005. In April 2005, Occam’s Board of Directors approved an amendment of the warrant to permit Alta to exercise it immediately for a total of 226,800 shares of Series A-2 preferred stock. The Board approved the amendment because the commencement of the rights offering had been substantially delayed from the anticipated schedule at the time the warrant was issued, because the warrant would otherwise expire in September 2005, and because it was not clear if the rights offering would be concluded before the expiration of the warrant. On April 20, 2005, Alta exercised the warrant in full, acquiring 226,800 shares of Series A-2 preferred stock for aggregate proceeds of $2.268 million.

From November 2003 through the end of 2004, Occam raised gross proceeds of approximately $22.2 million through the issuance of our Series A-2 preferred stock. Occam raised an additional $5.6 million in January 2005 and $4.9 million in March 2005 through additional issuance of Series A-2 preferred stock. In addition, In March 2005, a holder of an outstanding promissory note converted $534,790 of outstanding principal and accrued interest into shares of Series A-2 preferred stock and in April 2005, Alta exercised its warrants to purchase 226,800 shares of Series A-2 preferred stock for $2,268,000. The outstanding shares of Series A-2 preferred stock are presently convertible into approximately 323,652,727 shares of common stock and, for voting purposes, will have a number of votes equal to the number of shares of common stock that are issuable upon conversion. As of April 22, 2005 we had issued and outstanding approximately 269,247,862 shares of common stock. Accordingly, the Series A-2 preferred stock represented, immediately prior to the rights offering described below, approximately 54.6% of our outstanding voting stock.

Director Steven M. Krausz is a managing member of the general partner of USVP and director Robert B. Abbott is a principal of Norwest. Former director Thomas C. McConnell is a general partner of NEA.

Statement regarding affiliate transactions

We believe that all of the transactions described above were made on terms no less favorable to Occam than could have been obtained from unaffiliated third parties. All future transactions between Occam and any of its officers, directors, principal stockholders, or their affiliates will be approved by a majority of our board of directors, including a majority of the independent and disinterested outside directors, and will continue to be made on terms no less favorable than could be obtained from unaffiliated third parties.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The information contained in this report will not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor will such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended or the 1934 Securities Exchange Act, as amended, except to the extent that the company specifically incorporates it by reference in such filing.

The compensation committee is currently comprised of two directors, Steven M. Krausz and Thomas Pardun.

It is the duty of the compensation committee to review and determine the salaries and bonuses of our executive officers, including our chief executive officer, and to establish the general compensation policies for such individuals. The compensation committee also has the sole and exclusive authority to make discretionary option grants to our executive officers under our amended and restated 2000 Stock Incentive Plan.

The compensation committee believes that the compensation programs for our executive officers should reflect our performance and the value created for our stockholders. In addition, the compensation programs should support our short-term and long-term strategic goals and values and should reward individual contribution to our success. We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executives through the competitive compensation packages we offer to such individuals.

General Compensation Policy. The compensation committee’s policy is to provide our executive officers with compensation opportunities which are based upon their personal performance, our financial performance and their contribution to that performance, and which are competitive enough to attract and retain highly skilled individuals. Each executive officer’s compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) annual variable performance awards payable in cash and tied to our achievement of annual financial performance goals and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between our executive officers and stockholders. As an officer’s level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon our financial performance and stock price appreciation rather than base salary.

Factors. The principal factors that the compensation committee takes into account in establishing each executive officer’s compensation package are described below. However, the compensation committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

Base Salary. In setting base salaries, the compensation committee reviews published compensation survey data for its industry. The base salary for each officer reflects the salary levels for comparable positions in the published surveys and the comparative group of companies, as well as the individual’s personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the compensation committee. Each executive officer’s base salary is adjusted each year on the basis of (i) the compensation committee’s evaluation of the officer’s personal performance for the year and (ii) the competitive marketplace for persons in comparable positions. Our performance and profitability may also be a factor in determining the base salaries of executive officers.

Annual Incentives. The annual incentive bonus for the chief executive officer is based on a percentage of his base pay but is adjusted to reflect the actual financial performance of the company in comparison to our business plan. Our other executive officers are also awarded annual incentive bonuses equal to a percentage of base salary on the basis of our performance to plan, with additional consideration given to attainment of individual goals.

Long Term Incentives. Stock options granted to our executive officers are designed to align the interests of the executive officers with those of the stockholders and provide each individual with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option typically becomes exercisable in a series of installments over a four-year period, contingent upon the officer’s continued employment with us. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by us during the vesting period, and then only if the market price of the shares appreciates over the option term. The compensation committee may approve grants with different vesting schedules in order to reward or provide an incentive to an executive officer.

The size of the option grant to each executive officer, including the chief executive officer, is set by the compensation committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with us, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The compensation committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The compensation committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

CEO Compensation. The compensation paid to Robert L. Howard-Anderson, our chief executive officer, is based on upon the terms of his employment agreement. In setting the total compensation payable to our chief executive officer for fiscal 2004, the compensation committee seeks to make that compensation competitive with the compensation paid to the chief executive officers of companies similarly situated in our industry, while at the same time assuring that a significant percentage of compensation was tied to our performance and stock price appreciation.

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1,000,000 per covered officer in any fiscal year. The limitation applies only to compensation not considered to be performance-based. Non-performance based compensation paid to our executive officers for the 2004 fiscal year did not exceed the $1,000,000 limit per officer, and the compensation committee does not anticipate that the non-

performance based compensation to be paid to our executive officers for fiscal 2005 will exceed that limit. The amended and restated 2000 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1,000,000 limitation. Because it is unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1,000,000 limit, the compensation committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to our executive officers. The compensation committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1,000,000 level.

It is the opinion of the compensation committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align our performance and the interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

Submitted by the compensation committee of the board of directors.

Thomas Pardun	Steven M. Krausz

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report will not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor will such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended or the 1934 Securities Exchange Act, as amended, except to the extent that the company specifically incorporates it by reference in such filing.

The audit committee is currently comprised of Steven M. Krausz, Robert Bylin and Robert B. Abbott. From the beginning of 2004 until May 2004 the audit committee was comprised of Steve Krausz, Robert Abbott, Tom Frederick and Thomas McConnell. Mr. McConnell resigned from the audit committee in May 2004 and Mr. Frederick resigned from the audit committee in September 2004. Robert Bylin was appointed to the audit committee in September 2004.

The following is the report of the audit committee with respect to the audited financial statements for the fiscal year ended December 31, 2004, which include the consolidated balance sheets as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2004, and the notes thereto.

Review with Management. The audit committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The audit committee oversees our financial reporting process on behalf of the board of directors. Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004. This review included a discussion of the quality and the acceptability of our financial reporting and controls, including the clarity of disclosures in the financial statements.

Review and Discussions with Independent Registered Public Accounting Firm. The audit committee has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of our financial statements.

The audit committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from us and our related entities), and has discussed with PricewaterhouseCoopers LLP their independence from us.

Conclusion. Based on the review and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Submitted by the audit committee of the board of directors.

Steven M. Krausz	Robert Bylin	Robert B. Abbott

STOCK PERFORMANCE GRAPH

The graph depicted below shows a comparison of cumulative total stockholder returns for our common stock, the Nasdaq Stock Market (U.S.) Index and the Nasdaq Telecommunications Index for the period from June 23, 2000, to December 31, 2004.

COMPARISON OF CUMULATIVE TOTAL RETURN* AMONG

OCCAM NETWORKS, INC.,

THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE NASDAQ TELECOMMUNICATIONS INDEX

*	$100 invested on 06/23/00 in stock or index, including reinvestment of dividends, through December 31, 2004.

The graph assumes that $100 was invested in our common stock on June 23, 2000, and in each index, and that all dividends were reinvested. No cash dividends have been declared on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

Notwithstanding anything to the contrary set forth in any of our previous or future filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement or future filings made by us under those statutes, the compensation committee report, the audit committee report, reference to the independence of the audit committee members and the preceding stock performance graph are not deemed filed with the Securities and Exchange Commission and will not be incorporated by reference into any such prior filings or into any future filings made by us under those statutes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our board of directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the

Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the common stock and their transactions in such common stock. Based upon (i) the copies of Section 16(a) reports which we received from such persons for their 2004 fiscal year transactions in the common stock and their common stock holdings, and (ii) the representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2004 fiscal year, we believe that, except as noted below, all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and greater than ten percent beneficial owners.

Lee Hilbert was delinquent in the filing of a Form 4 relating to the exercise of a stock option.

Alta Partners was delinquent in the filing of a Form 3 relating to Alta Partners becoming subject to the reporting requirements of Section 16(a) with respect to its ownership of our capital stock.

ANNUAL REPORT

A copy of our annual report on Form 10-K for the 2004 fiscal year, as filed with the Securities and Exchange Commission, has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

OTHER MATTERS

We do not know of any matters to be presented at the annual meeting other than those mentioned in this proxy statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

BY ORDER OF THE BOARD OF DIRECTORS OF OCCAM NETWORKS, INC.

Howard M. Bailey, Chief Financial Officer and Secretary Santa Barbara, California

[                    ], 2005

Appendix A

AMENDED AND RESTATED

CHARTER FOR THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF

OCCAM NETWORKS, INC.

(as amended and restated on April 2, 2003)

PURPOSE:

The purpose of the Audit Committee of the Board of Directors (the “Board”) of Occam Networks, Inc. (the “Company”) shall be to:

•	Oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;

•	Assist the Board in oversight and monitoring of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with accounting policies and procedures, (iii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, independence and performance, and (iv) the Company’s internal accounting and financial controls;

•	Prepare the report that the rules of the Securities and Exchange Commission (the “SEC”) require be included in the Company’s annual proxy statement;

•	Provide the Board with the results of its monitoring and recommendations derived therefrom; and

•	Provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board may from time to time prescribe.

MEMBERSHIP:

•	The Audit Committee members will be appointed by, and will serve at the discretion of, the Board. The Audit Committee will consist of at least three members of the Board.

RESPONSIBILITIES:

The responsibilities of the Audit Committee shall include:

•	Reviewing on a continuing basis the adequacy of the Company’s system of internal controls, including meeting periodically with the Company’s management, the independent auditors and outside legal counsel to review the adequacy of such controls and to review before release the disclosure regarding such system of internal controls required under SEC rules to be contained in the Company’s periodic filings and the attestations or reports by the independent auditors relating to such disclosure;

•	Appointing, compensating and overseeing the work of the independent auditors (including resolving disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•	Pre-approving audit and non-audit services provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible); in this regard, the Audit Committee shall have the sole authority to approve the hiring and firing of the independent auditors, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent auditors;

•	Reviewing and providing guidance with respect to the external audit and the Company’s relationship with its independent auditors by (i) reviewing the independent auditors’ proposed audit scope, approach and independence; (ii) obtaining on a periodic basis a statement from the independent auditors regarding relationships and services with the Company which may impact independence and presenting this statement to the Board, and to the extent there are relationships, monitoring and investigating them; (iii) discussing with the Company’s independent auditors the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management and any other matters described in SAS No. 61, as may be modified or supplemented; and (iv) reviewing reports submitted to the audit committee by the independent auditors in accordance with the applicable SEC requirements;

•	Reviewing and discussing with management and the independent auditors the annual audited financial statements and quarterly unaudited financial statements;

•	Directing the Company’s independent auditors to review before filing with the SEC the Company’s interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

•	Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

•	Reviewing before release the unaudited quarterly operating results in the Company’s quarterly earnings release;

•	Overseeing compliance with the requirements of the SEC for disclosure of auditor’s services and audit committee members, member qualifications and activities;

•	Reviewing, approving and monitoring the Company’s code of ethics for its senior financial officers;

•	Reviewing management’s monitoring of compliance with the Company’s standards of business conduct and with the Foreign Corrupt Practices Act;

•	Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company’s financial statements;

•	Providing oversight and review at least annually of the Company’s risk management policies, including its investment policies;

•	Reviewing the Company’s compliance with employee benefit plans;

•	Overseeing and reviewing the Company’s policies regarding information technology and management information systems;

•	If necessary, instituting special investigations with full access to all books, records, facilities and personnel of the Company;

•	As appropriate, obtaining advice and assistance from outside legal, accounting or other advisors;

•	Reviewing and approving in advance any proposed related party transactions;

•	Reviewing its own charter, structure, processes and membership requirements;

•	Providing a report in the Company’s proxy statement in accordance with the rules and regulations of the SEC; and

•	Establishing procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

MEETINGS:

The Audit Committee will meet at least four times each year. The Audit Committee may establish its own schedule, which it will provide to the Board in advance.

The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at such times as are appropriate to review the financial affairs of the Company. The Audit Committee will meet separately with the independent auditors of the Company, at such times as it deems appropriate, to fulfill the responsibilities of the Audit Committee under this charter.

MINUTES:

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

REPORTS:

In addition to preparing the report in the Company’s proxy statement in accordance with the rules and regulations of the SEC, the Audit Committee will summarize its examinations and recommendations to the Board as may be appropriate, consistent with the Committee’s charter.

COMPENSATION:

Members of the Audit Committee shall receive such fees, if any, for their service as Audit Committee members as may be determined by the Board in its sole discretion. Such fees may include retainers or per meeting fees. Fees may be paid in such form of consideration as is determined by the Board.

Members of the Audit Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board or any committee thereof.

DELEGATION OF AUTHORITY:

The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full Audit Committee at its scheduled meetings.

Appendix B

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OCCAM NETWORKS, INC.

Article IV of the currently effective Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to insert the following paragraphs immediately following the last paragraph of Article IV as currently effective:

“Upon this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), every [ten (10), fifteen (15), twenty (20), twenty-five (25), thirty (30), thirty-five (35) or forty (40) shares] of the Corporation’s Common Stock, par value $0.001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of Common Stock, par value $0.001 per share, of the Corporation (the “New Common Stock”).

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to [NAME OF TRANSFER AGENT], the transfer agent, as agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the New Common Stock on the Over-the-Counter Bulletin Board at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any factional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.”

Appendix C

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OCCAM NETWORKS, INC.

The first paragraph of Article IV of the currently effective Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is Nine Hundred and Fifty-Seven Million (957,000,000). Nine Hundred and Fifty Million (950,000,000) shares shall be Common Stock, par value $0.001 per share, and Seven Million (7,000,000) shares shall be Preferred Stock, par value $0.001 per share.”

OCCAM NETWORKS, INC.

PROXY

ANNUAL MEETING OF STOCKHOLDERS, June 21, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

OCCAM NETWORKS, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held June 21, 2005, and the Proxy Statement and appoints Robert L. Howard-Anderson and Howard M. Bailey, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock and Preferred Stock of Occam Networks, Inc. which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders to be held at the principal executive offices of Occam Networks, Inc. located at 77 Robin Hill Road, Santa Barbara, California 93117, on Tuesday, June 21, 2005, at 10:00 a.m. Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy will be voted in the manner set forth in the accompanying proxy statement.

1.	To elect the following directors to serve until the next annual meeting of stockholders, or in each case until their successors are duly elected and qualified.

	FOR	WITHHOLD AUTHORITY TO VOTE
Robert L. Howard-Anderson	☐	☐
Steven M. Krausz	☐	☐
Thomas Pardun	☐	☐
Robert B. Abbott	☐	☐
Robert Bylin	☐	☐
Kenneth Cole	☐	☐

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2005 fiscal year.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To approve an amendment to our amended and restated certificate of incorporation to authorize our board of directors to effect a reverse split of our outstanding common stock at any time prior to the date of our 2006 annual meeting of stockholders and based on any one of the following ratios: one-for-ten; one-for-fifteen; one-for-twenty; one-for-twenty-five; one-for-thirty; one-for-thirty-five; and one-for-forty.

FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	To approve an amendment to our amended and restated certificate of incorporation to increase the number of shares of our authorized common stock from 750,000,000 to 950,000,000 and the number of shares of our authorized preferred stock from 5,000,000 to 7,000,000.

FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	To approve an amendment to our amended and restated 2000 Stock Incentive Plan to increase the maximum number of shares reserved for issuance thereunder from 55,969,814 shares to 80,969,814 shares and to change the automatic annual increase in the number of shares reserved for issuance thereunder from five percent to three percent of the total number of shares of common stock outstanding on the last trading day in December of the immediately preceding calendar year (including shares of common stock issuable upon conversion of all outstanding preferred stock), with no limit on the amount of such annual increase.

FOR ☐	AGAINST ☐	ABSTAIN ☐

The board of directors recommends a vote IN FAVOR OF the directors listed above and a vote IN FAVOR OF each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE DIRECTORS LISTED ABOVE AND IN FAVOR OF THE OTHER PROPOSALS. IN THEIR DISCRETION, THE PROXYHOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONENTMENT THEREOF.

6.	Please print the name(s) appearing on each stock certificate(s) over which you have voting authority. If there is more than one owner of a stock certificate, each owner should sign. Executors, Administrators, Trustees and others signing in a representative capacity should so indicate.

(Print Name(s) on Stock Certificate)

Dated:
(Authorized Signature)

Dated:
(Authorized Signature)